PROSPECTUS SUPPLEMENT	Filed pursuant to rule 424(B)(2)

(To Prospectus Dated June 19, 2006)	File Number 333-135135

$325,000,000

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

3 1/4% Convertible Senior Subordinated Notes due 2036

•	We will pay interest on the notes on January 1 and July 1 of each year beginning January 1, 2007. We will pay contingent interest during any six-month period from July 1 to December 31 and from January 1 to June 30, commencing with the period beginning July 1, 2011, if the average market price of a note for the five consecutive trading days immediately before the last trading day before the relevant six-month period equals or exceeds 120% of the principal amount of the notes.

•	You may convert your notes based on a conversion rate of 51.5318 shares of our common stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $19.406 per share), subject to adjustment and certain restrictions, (1) if the closing price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if specified distributions to holders of our common stock occur, (3) if we call the notes for redemption, (4) if a designated event occurs or (5) during the 60 days prior to, but excluding, any scheduled repurchase date or the maturity date.

•	Upon conversion, you will receive, for each $1,000 principal amount of your notes, an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value of the number of shares of our common stock equal to the conversion rate. We will also deliver common stock with respect to any conversion value in excess of $1,000.

•	If you elect to convert your notes in connection with a designated event, we will pay, to the extent described in this prospectus supplement, a make whole premium by increasing the conversion rate applicable to such notes.

•	You have the option to require us to repurchase for cash any notes held by you in the event of a designated event at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

•	You also have the option to require us to repurchase for cash any note held by you on July 1, 2013, July 1, 2016, July 1, 2021, July 1, 2026 and July 1, 2031 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

•	We may redeem some or all of the notes at any time on or after July 6, 2011 at the prices listed in this prospectus supplement, plus accrued and unpaid interest.

•	The notes will be unsecured senior subordinated obligations, will be subordinated in right of payment to our senior debt and will be equal or senior in right of payment with any other indebtedness. The notes will be effectively subordinated in right of payment to all indebtedness and all other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, including all of our foreign and non-significant subsidiaries.

•	The notes will be guaranteed on an unsecured senior subordinated basis by certain of our significant domestic subsidiaries and certain future domestic subsidiaries.

•	Shares of our common stock are listed on the Nasdaq National Market under the symbol “AMMD.” The last sale price of our common stock on June 21, 2006 was $15.22 per share.

•	For U.S. federal income tax purposes, we will treat, and each holder of the notes will agree under the indenture to treat, the notes as contingent payment debt instruments governed by special tax rules and to be bound by our application of those rules to the notes. See “Certain U.S. Federal Income Tax Considerations.”

This investment involves risks. See “Risk Factors” beginning on page S-11.

	Per Note	Total

Public offering price	100%	$325,000,000
Underwriting commission	3%	$9,750,000
Proceeds, before expenses, to American Medical Systems Holdings, Inc.	97%	$315,250,000

The underwriters have a 13-day option to purchase up to $48,750,000 additional principal amount of notes from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray
Thomas Weisel Partners LLC
KeyBanc Capital Markets

The date of this prospectus supplement is June 21, 2006

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. To the extent that there is a conflict between the information contained in this prospectus supplement any document incorporated by reference herein, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement any document incorporated by reference herein.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer of to sell, nor are they seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus is complete and accurate as of any date the information is presented, but the information may have changed since that date.

SUMMARY

This summary may not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus supplement, the accompanying prospectus and the documents we incorporate by reference before making an investment decision. Unless we indicate otherwise, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional notes. In this prospectus supplement, unless we state otherwise, the terms “we,” “us,” “our” and “Holdings” refer to American Medical Systems Holdings, Inc., together with its subsidiaries. Additionally, in this prospectus supplement the term “notes guarantors” refers to American Medical Systems, Inc. (sometimes referred to in this prospectus supplement as AMS), AMS Sales Corporation and AMS Research Corporation, and such other subsidiaries as are added as guarantors pursuant to the terms of the indenture.

American Medical Systems Holdings, Inc.

We develop and deliver innovative medical solutions to our target patients and physicians. Since becoming an independent company in 1998, we have worked to build a business that delivers consistent revenue and earnings growth, fueled by a robust pipeline of innovative products for significant, under-penetrated markets of patients and their physicians. We have greatly broadened our product line, building on our traditional base of products for erectile restoration and a product for men’s urinary incontinence, including products and therapies targeted at the men’s pelvic health conditions of benign prostatic hyperplasia, or BPH, and urethral stricture and the women’s pelvic health conditions of female urinary incontinence, pelvic organ prolapse, menorrhagia and fecal incontinence. We estimate that these conditions affect over 280 million people in our global markets. Approximately 60 million of these men and women have conditions sufficiently severe so as to profoundly diminish their quality of life and significantly impact their relationships. Our product development and acquisition strategies have focused on expanding our product offering for surgical and office-based solutions and on adding less-invasive solutions for surgeons and their patients. Our primary physician customers include urologists, gynecologists and urogynecologists.

Our principal executive offices are located at 10700 Bren Road West, Minnetonka, Minnesota, 55343, and our telephone number is 952-930-6000. We maintain a website at www.AmericanMedicalSystems.com. We are not including the information contained on our website as a part of, nor incorporating it by reference into, this prospectus.

Acticon, Apogee, AMS Ambicor, AMS 650, AMS 700, AMS 700 CX, AMS 700 Ultrex, AMS 800Urinary Control System, BioArc SP, BioArc SP, BioArc TO, Dura II, Her Option, In-Fast Ultra, InhibiZone, InteDerm, InteGraft, InteMesh, IntePro, InteLata, InteX — en LP, InVance, Monarc, Parylene, Perigee, Solutions for Life, SPARC, Straight-In, TherMatrx, UroLume and WomenShare are trademarks of American Medical Systems, Inc. or its subsidiaries.

Recent Developments

Laserscope Acquisition

On June 3, 2006, we, our indirect subsidiary, Kermit Merger Corp., and Laserscope entered into a merger agreement providing for our acquisition of Laserscope. Both our board of directors and that of Laserscope have unanimously approved the transaction. Under the terms of the merger agreement, Kermit Merger Corp. commenced a tender offer to acquire all of the outstanding shares of Laserscope at a price of $31.00 per share in cash on June 14, 2006. The tender offer is conditioned upon the tender of at least 90% of Laserscope’s fully diluted outstanding shares and other customary conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act. In certain circumstances, the 90% requirement may be reduced to 49.9%. The tender offer will end on July 12, 2006, unless otherwise extended as permitted in the merger agreement. As soon as practicable after the consummation of the tender offer, Kermit Merger Corp. will merge with and into Laserscope and Laserscope will become our indirect wholly-owned subsidiary. As part of the merger, all outstanding options to acquire Laserscope common stock will become fully vested and will be cancelled in exchange for payment of the difference between the option exercise price and the tender offer price. The total acquisition price for Laserscope shares and options is approximately $717 million, or $690 million net of Laserscope cash. We anticipate closing the acquisition by the end of the third quarter of 2006.

Laserscope designs, manufactures, sells and services, on a worldwide basis, an advanced line of medical laser systems and related energy delivery devices for the medical office, outpatient surgical center and hospital markets. Laserscope is a pioneer in the development and commercialization of lasers, and light source and advanced fiber-optic devices for a wide variety of applications. Its product portfolio consists of lasers and other light-based systems and related energy delivery devices for medical applications.

Laserscope’s primary medical markets include urology, dermatology and aesthetic surgery. Its secondary markets include ear, nose and throat surgery, general surgery, gynecology, photo-dynamic therapy and other surgical specialties. We do not consider the aesthetics business of Laserscope to be a core component of our business going forward. After the Laserscope acquisition, we intend to divest the aesthetics business and, accordingly, we will treat it as discontinued operations. As a result, the operations of the ongoing Laserscope business after the acquisition will be substantially less than the historical operating results that include the aesthetics business.

Financing Commitments for Laserscope Acquisition

In anticipation of the Laserscope acquisition, our wholly-owned subsidiary, American Medical Systems, Inc., or AMS, has obtained commitments for full financing in the form of a senior secured credit facility in an amount of up to $650 million, which we refer to as the Proposed Credit Facility, and a $180 million senior subordinated unsecured bridge facility, which we refer to as the Bridge Facility.

The Proposed Credit Facility will consist of a term loan in the approximate amount of $550 million and a revolver of up to an additional $50 million, with the revolver having an expansion feature of up to an additional $50 million. The term loan will be rated by Moody’s and Standard & Poor’s, accrue interest at LIBOR plus a spread to be determined based on the received ratings, have a maturity of 6 years, be secured by substantially all of our assets and those of our existing and future subsidiaries, and be unconditionally guaranteed by us and by substantially all of our existing and future subsidiaries other than AMS. For a more detailed description of the Proposed Credit Facility, see “Description of Proposed Senior Secured Credit Facility.”

The Proposed Credit Facility will not be executed prior to the closing of this offering. The final terms of this facility may be different from the description set forth in this prospectus supplement, and there can be no guarantee that the facility will be funded. If the Proposed Credit Facility is not funded and we are not able to close the merger when we are otherwise required to, we may be required to pay damages to Laserscope. Neither the Proposed Credit Facility nor the Bridge Facility will fund, and the lenders’ commitments to fund will terminate, if we do not consummate the Laserscope acquisition. The commitment for the Bridge Facility will also terminate upon the closing of this offering. We intend to use the net proceeds from this offering to fund a portion of the Laserscope acquisition, as well as for general working capital purposes. The completion of this offering will eliminate the need for the Bridge Facility and allow us to reduce the amount of the term loan under the Proposed Credit Facility.

The Offering

Securities offered	$325,000,000 principal amount of 3 1/4% Convertible Senior Subordinated Notes due 2036, which may increase up to $373,750,000 principal amount of the notes if the underwriters exercise their option to purchase additional notes.

Interest	Interest is payable at the rate of 3 1/4% per year on each January 1 and July 1 beginning on January 1, 2007.

Contingent interest	In addition to regular interest on the notes, we will also pay contingent interest during any six-month period from July 1 to December 31 and from January 1 to June 30, commencing with the period beginning July 1, 2011, if the average market price (as defined under “Description of Notes — Contingent Interest”) of a note for the five consecutive trading days immediately before the last trading day before the relevant six-month period equals or exceeds 120% of the principal amount of the notes.

The amount of contingent interest payable per note in respect of any six-month period will equal 0.25% per year of the average trading price of a note for the five trading day period referred to above.

For U.S. federal income tax purposes, we will treat, and each holder of the notes will agree under the indenture to treat, the notes as contingent payment debt instruments governed by special tax rules and to be bound by our application of those rules to the notes. See “Certain U.S. Federal Income Tax Considerations.”

Maturity date	July 1, 2036

Conversion rights	You may convert your notes prior to the close of business on the trading day before the final maturity date based on the applicable conversion rate only under the following circumstances:

(a) during any calendar quarter beginning after September 30, 2006 (and only during such calendar quarter), if the volume weighted average price, or VWAP, of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price;

(b) during any five trading day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price of our common stock for each day in that period and the conversion rate per $1,000 principal amount of notes;

(c) if specified distributions to holders of our common stock occur;

(d) if the notes have been called for redemption and the redemption has not yet occurred;

(e) if a designated event occurs or is anticipated to occur; or

(f) at any time 60 days prior to, but excluding, any scheduled repurchase date or the maturity date;

provided that, in each of the circumstances described in clauses (a) through (c) above, you may not convert your notes (unless one of the other circumstances described in clauses (d) through (f) also applies), if, at the time you tender your notes for conversion, there exists a default or event of default under the credit agreement (which is expected to be the Proposed Credit Facility), or a default or event of default would result from such conversion. See “Description of Notes — Restrictions on Conversion Imposed by the Proposed Credit Facility.”

The initial conversion rate is 51.5318 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $19.406 per share of common stock.

Upon conversion of each $1,000 principal amount of notes, you will receive: (1) cash and (2) to the extent the conversion value of your note is greater than $1,000, common stock, determined in the manner set forth in this prospectus supplement. See “Description of Notes — Conversion Rights.”

The conversion rights described above that result in cash being distributed to noteholders may be subject to certain other limitations under the Proposed Credit Facility. See “Risk Factors — Risks Related to the Notes.”

Make whole premium upon designated event	If a designated event as described below under “Description of Notes — Repurchase at Option of Holders Upon a Designated Event” occurs prior to July 1, 2013, we will pay, to the extent described in this prospectus supplement, a make whole premium on notes converted in connection with a designated event by increasing the conversion rate applicable to the notes.

The amount of the increase in the applicable conversion rate, if any, will be based on our common stock price and the effective date of the designated event. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and designated event effective dates are set forth under “Description of Notes — Make Whole Premium Upon Designated Event.”

Repurchase at the option of the holder upon a designated event	You may require us to repurchase your notes for cash upon a designated event at 100% of the principal amount of the notes, plus accrued and unpaid interest, including any contingent interest, to, but excluding, the repurchase date.

Repurchase at the option of the holder	You may require us to repurchase the notes for cash on July 1, 2013, July 1, 2016, July 1, 2021, July 1, 2026 and July 1, 2031 at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including any contingent interest, to, but excluding, the repurchase date.

Optional redemption	We may redeem some or all of the notes on or after July 6, 2011 at the redemption prices set forth in this prospectus supplement, plus accrued and unpaid interest, including any contingent interest, to, but excluding, the redemption date.

Guarantees	The notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by certain of our significant domestic subsidiaries and certain future domestic subsidiaries. Upon the initial issuance of the notes, the notes will be guaranteed by the following subsidiaries of Holdings: AMS, AMS Sales Corporation and AMS Research Corporation. After the closing of the Laserscope acquisition, Laserscope will become a guarantor on the notes. Our non-significant domestic subsidiaries and foreign subsidiaries will not guarantee the notes.

Ranking	The notes will be:

(a) unsecured senior subordinated obligations;

(b) subordinated in right of payment to the senior debt that we expect to incur in connection with the Laserscope acquisition;

(c) effectively subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, including all of our foreign subsidiaries and our non-significant domestic subsidiaries; and

(d) equal or senior in right of payment with all of our debt other than the senior debt.

The notes guarantees will be:

(a) senior subordinated, unsecured obligations of each notes guarantor;

(b) subordinated in right of payment to the guaranteed obligations of the notes guarantors of the senior debt that we expect to incur in connection with the Laserscope acquisition; and

(c) equal or senior in right of payment with all debt of each notes guarantor other than the senior debt.

As of April 1, 2006, on a pro forma basis after giving effect to the offering of these notes, the consummation of the Laserscope acquisition and the incurrence of debt under the Proposed Credit Facility described in “— Recent Developments” above, we would have had $689 million of indebtedness outstanding, including $364 million of senior debt and $325.0 million of senior subordinated debt, while our subsidiaries that do not guarantee the notes would have had indebtedness and other liabilities, including trade payables, but excluding inter-company liabilities and liabilities of a type not required to be reflected as a liability on a balance sheet, of approximately $6.8 million. Actual borrowings will be higher to fund integration costs and other corporate activities that have occurred since April 1, 2006. We expect to require additional borrowings under the Proposed Credit Facility of approximately $50 million beyond what is reflected above.

The terms of the indenture under which the notes will be issued do not limit our ability or that of our subsidiaries to incur additional debt.

Use of proceeds	We intend to use the net proceeds from this offering in lieu of a portion of the amounts available under our committed financings, for the Laserscope acquisition, and for general working capital purposes. Following this offering and the application of the net proceeds, we expect to borrow $414 million under the Proposed Credit Facility to finance, together with the net proceeds from the offering, the Laserscope acquisition. If the Laserscope acquisition does not occur, we intend to use the net proceeds from this offering for working capital and general corporate purposes, including possible acquisitions.

Trading	We do not intend to apply for the listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. Our common stock is traded on the Nasdaq National Market under the symbol “AMMD.”

Risk Factors

Investing in our notes and the common stock into which our notes are convertible involves risk. You should carefully consider all of the information in this prospectus supplement and the documents we have incorporated by reference. In particular, see “Risk Factors” beginning on page S-11 of this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. These statements often contain words such as “may,” “should,” “could,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospectus, the future of our industries and results, and any similar statements regarding Laserscope and any statements regarding our acquisition of Laserscope, are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement, or, in the case of forward-looking statements in the accompanying prospectus or those documents incorporated by reference, as of the date of the cover of the accompanying prospectus or the date of the filing of the document that includes the statement, respectively. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

You should also not place undue reliance on any forward-looking statements contained in the Laserscope documents that are incorporated by reference in this prospectus supplement or the accompanying prospectus because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Laserscope’s control. Laserscope’s forward-looking statements are based on the information currently available to it and speak only as of the date on the cover of this prospectus supplement, or, in the case of forward-looking statements in the accompanying prospectus or those documents incorporated by reference, as of the date of the cover of the accompanying prospectus or the date of the filing of the document that includes the statement, respectively. New risks and uncertainties arise from time to time, and it is impossible for Laserscope to predict these matters or how they may affect it. Over time, Laserscope’s actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by its forward-looking statements, and such difference might be significant and materially adverse to its security holders.

We have identified some of the important factors that could cause future events to differ from our or Laserscope’s current expectations and they are described in this prospectus supplement under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” in our most recent Quarterly Report on Form 10-Q, in Laserscope’s most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk,” in Laserscope’s most recent Quarterly Report on Form 10-Q and in other documents that we or Laserscope may file with the SEC, all of which you should review carefully.

Please consider these forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus.

INCORPORATION BY REFERENCE

As allowed by the SEC’s rules, we “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or replaces that statement.

We incorporate by reference the documents listed below, in addition to those incorporated by reference into the accompanying prospectus:

•	Laserscope’s annual report on Form 10-K for the fiscal year ended December 31, 2005; and

•	Laserscope’s quarterly report on Form 10-Q for the quarter ended March 31, 2006.

You may request a free copy of these filings by writing or telephoning us at the following address:

American Medical Systems, Inc.
10700 Bren Road West
Minnetonka, MN 55343
Attention: Corporate Secretary
(952) 930-6000

RISK FACTORS

The following risk factors and all of the information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus should be considered carefully in connection with any investment in our notes and the common stock into which our notes are convertible. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the notes could decline, and you may lose all or part of your investment in the notes. Additionally, the following risk factors could cause our actual results to materially differ from those reflected in any forward-looking statements.

Risks Relating to the Company

Our sales may be adversely affected if physicians do not recommend or endorse our products.

We rely upon physicians to recommend, endorse and accept our products. Many of the products we have acquired or are developing are based on new treatment methods. Acceptance of our products is dependent on educating the medical community as to the distinctive characteristics, perceived benefits, clinical efficacy and cost-effectiveness of our products compared to competitive products, and on training physicians in the proper application of our products. We believe our products address major market opportunities, but if we are unsuccessful in marketing them to physicians, our sales and earnings could be adversely affected.

Our growth will be slowed if new products are delayed or are not accepted.

As part of our growth strategy, we intend to introduce a number of new products and product improvements. Product introductions depend upon a variety of factors, including timely receipt of appropriate regulatory approvals. If we do not introduce these new products and product improvements on schedule, for any reason, or if they are not well accepted by the market or approved, in a timely manner or at all, by applicable regulatory authorities, our business may be adversely affected.

Our sales could decline if our procedures are not accepted by patients.

We predominantly sell implants and therapies for surgical procedures or therapies. If patients do not accept our products and therapies, our sales may decline. Patient acceptance of our products and therapies depends on a number of factors, including, the failure of non-invasive therapies, the degree of invasiveness involved in the procedures using our products, the rate and severity of complications, and other adverse side effects from the procedures using our products. Patients are more likely to first consider non-invasive alternatives to treat their urological and related disorders. Broader patient acceptance of alternative therapies or the introduction of new oral medications or other less-invasive therapies could adversely affect our business.

Changes in third party reimbursement for our products and therapies may influence our customers’ purchasing activity.

Our physician and hospital customers depend on third party government and non-government entities around the world to reimburse them for services provided to patients. The level of such third party reimbursement has fluctuated from time to time in the past, may fluctuate in the future, and is subject to review or withdrawal at any time. The level of reimbursement may influence whether customers purchase our products. Further, as we expand our offerings from implants surgically delivered to patients in hospital settings to minimally-invasive therapies delivered to patients in physician offices, we must address the information needs of varied reimbursement systems and processes. While our sales history of devices in the U.S. does not reflect an obvious correlation between sales levels and changes in the Center for Medicare and Medicaid Services, or CMS, reimbursement rates, office-based business may be more directly impacted by reimbursement rate fluctuations than our hospital-based business has been historically. For example, CMS currently is revising the methodology for calculating the physician practice expense component of the physician fee schedule, which accounts for, among other things, the cost of devices when a procedure is performed in a physician office or clinic. A significant change in practice expense payment levels may play a role in physician choices. Further, any unfavorable change in reimbursement could have a negative impact on our business. For a discussion of third party reimbursement risk factors relating specifically to Laserscope technologies, see “Risks Relating to the Laserscope Acquisition” below.

Our revenues and operating results may be negatively affected and we may not achieve future growth projections if we fail to compete successfully against our competitors.

Our competitors include several large medical device manufacturers, including Johnson & Johnson, Medtronic, Inc., C.R. Bard, Inc. and Boston Scientific Corporation. These and other of our competitors have greater resources, more widely accepted products, better distribution channels, less invasive therapies, greater technical capabilities and stronger name recognition in individual product categories than we do. Our competitors will continue to improve their products and develop new competing products, including less invasive or non-invasive products, pharmaceuticals and cell or gene therapies. These new technologies and products may beat our products to the market, be more effective than our products, render our products obsolete by substantially reducing the prevalence of the conditions our products and therapies treat or provide the same benefits as our existing products at the same or lower price. We may be unable to compete effectively with our competitors if we cannot keep up with existing or new alternative products, techniques, therapies and technologies in the markets we serve.

We may experience an interruption in sales of a product and incur costs if that product is recalled or withdrawn.

In the event that any of our products present a health hazard to the patient or physician, fail to meet product performance criteria or specifications, including labeling, or fail to comply with applicable laws including those administered by the United States Food and Drug Administration, or FDA, we could voluntarily recall or withdraw the products. The FDA and similar international regulatory bodies have the authority to require us to recall or withdraw our products in the event of material deficiencies or defects in design or manufacturing. A government mandated or voluntary recall or withdrawal by us could occur as a result of unanticipated safety risks, manufacturing errors or design defects, including defects in labeling. In addition, significant negative publicity could result in an increased number of product liability claims, whether or not these claims are supported by applicable law. We have initiated product recalls in the past and there is a possibility that we may recall or withdraw products in the future and that future recalls or withdrawals could result in significant costs to us and in significant negative publicity which could harm our ability to market our products in the future.

Laserscope’s business is also subject to similar recall and withdrawal requirements and, assuming we complete our acquisition of Laserscope, we will be subject to similar risks described above in connection with the operation of Lasercope’s business.

We may not be able to supply products that incorporate materials or components which are single- or sole-sourced.

Some of our products utilize raw materials or components that are either single-or sole-sourced. These sources of supply could encounter manufacturing difficulties or may unilaterally decide to stop supplying us because of product liability concerns or other factors. We currently rely on single source suppliers for the silicone and fabric used in our male prostheses and for the porcine dermis and mesh used in many of our female products. Furthermore, we use single sources for the TherMatrx consoles and disposables. A key component of the InhibiZone antibiotic technology is also procured from a single source. We have no written agreements with our key suppliers requiring them to supply us with these raw materials or components, and we cannot assure you that we would be able to timely or cost-effectively replace any of these sources upon any disruption. The loss of any of these suppliers could have a material adverse effect on our financial results in the near term, as we would be required to qualify alternate designs or sources.

The start-up, transfer, termination or interruption of any of these relationships or products, or the failure of our suppliers to supply product to us on a timely basis or in sufficient quantities, would likely cause us to be unable to meet customer orders for our products and harm our reputation with customers and our business. If we obtain a new supplier for a component, we may need to obtain FDA approval of a PMA supplement to reflect changes in product manufacturing and the FDA may require additional testing of any component from new suppliers prior to our use of these components. Further, if FDA approval of a PMA supplement is required, any delays in delivery of our product to customers would be extended and our costs associated with the change in product manufacturing may increase.

Laserscope’s business is also subject to similar supply challenges and regulatory approval requirements and, assuming we complete our acquisition of Laserscope, we will be subject to similar risks described above in connection with the operation of Lasercope’s business.

Inadequate data submissions or clinical study results which do not support a product approval may delay or preclude a product’s commercialization.

Regulatory authorities around the world dictate different levels of manufacturing and design information and/or clinical data for various products and therapies in order to ensure their safety and efficacy. In the event the data submitted is deemed inadequate or the clinical study results do not support approval by any one or more of these regulatory authorities, a product may either not be fit for commercialization or may require a redesign to satisfy such regulatory authorities and/or clinical study outcomes. In addition, though a product’s clinical results may meet the regulatory requirements for product approval and commercialization, market acceptance and adoption of the product may not meet our expectations.

Our sale of products could be reduced if we are unable to comply with regulatory requirements or obtain the regulatory approvals necessary to market our products in the United States and foreign jurisdictions.

If we fail to receive regulatory approval for future products, or for modifications to the design, labeling or indications of existing products, we will be unable to market and sell these products. In the United States, we must obtain approval from the FDA before we can begin commercializing most of our products. In addition to compliance with the Federal Food, Drug and Cosmetic Act, some of our products use human tissue and may also be subject to the Public Health Service Act and the National Organ Transplant Act. The FDA approval processes are typically lengthy and expensive, and approval is never certain. Products distributed outside of the United States are also subject to foreign government regulations which vary from country to country. The time required to obtain approval from a foreign country may be longer or shorter than that required for FDA approval. In addition, we are required to comply with medical device reporting regulations, which require us to report to FDA or similar governmental bodies in other countries when our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. Our failure to comply with regulatory requirements or obtain the necessary product approvals could result in government authorities:

•	imposing fines and penalties on us;

•	preventing us from manufacturing or distributing our products;

•	bringing civil or criminal charges against us;

•	delaying the introduction or denying marketing approval of our new products; and

•	recalling, withdrawing, or seizing our products.

Laserscope’s business is also subject to similar regulatory requirements and, assuming we complete our acquisition of Laserscope, we will be subject to similar risks described above in connection with the operation of Lasercope’s business.

In the event we fail to comply with manufacturing regulations, we could be prevented from selling our products.

In order to commercially manufacture our products, we must comply with the FDA’s and other authorities’ manufacturing regulations which govern design controls, quality systems, labeling requirements and documentation policies and procedures. The FDA and foreign authorities periodically inspect our manufacturing facilities for compliance with these requirements. Our failure to comply with these manufacturing regulations may prevent or delay us from marketing or distributing our products, or cause the FDA to take other enforcement actions against us which could have a negative impact on our business.

Laserscope’s business is also subject to similar regulatory authorities’ manufacturing requirements and, assuming we complete our acquisition of Laserscope, we will be subject to similar risks described above in connection with the operation of Lasercope’s business.

Our business may suffer if our new products are not cleared to market in the United States or any other market.

We sell some of our products only in international markets because they have not been approved for marketing in the United States. We may be unable to sell future products in Europe, the United States or any other market for a number of reasons. These reasons include, among others, that the potential products could be:

•	ineffective or have safety issues associated with preclinical testing or clinical trials;

•	difficult to manufacture on a large scale; or

•	uneconomical for the applicable healthcare reimbursement system.

Laserscope’s business is also subject to similar market challenges and regulatory approval requirements and, assuming we complete our acquisition of Laserscope, we will be subject to similar risks described above in connection with the operation of Lasercope’s business.

We may be unable to adequately protect our intellectual property rights or obtain necessary intellectual property rights from third parties which could adversely affect our business, including losing market share to our competitors and the inability to operate our business profitably.

Our success depends in part on our ability to obtain and defend patent and other intellectual property rights that are important to the commercialization of our products and therapies. We rely on patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our products. These legal means, however, afford only limited protection and may not adequately protect our rights. In addition, we cannot be assured that pending patent applications will be issued. The U.S. Patent and Trademark Office, or PTO, may deny or significantly narrow claims made under patent applications and the issued patents, if any, may not provide us with sufficient commercial protection. We could incur substantial costs in proceedings before the PTO. These proceedings could result in adverse decisions as to the priority of our inventions. We cannot be sure that patents we hold or may hold in the future will not be successfully challenged, invalidated or circumvented in the future. Others, including our competitors, may independently develop similar or competing technology or design around any of our patents and may have or may in the future seek to apply for and obtain patents that may prevent, limit or interfere with our ability to make, issue, use and sell our products and product candidates. We have not secured patent protection in certain foreign countries in which our products are sold. The laws of some of the countries in which our products are or may be sold may not protect our products and intellectual property to the same extent as U.S. laws, or at all. We may be unable to protect our rights in trade secrets and unpatented proprietary technology in these countries.

We seek to protect our trade secrets and unpatented proprietary technology, in part, with confidentiality agreements with our employees and consultants. We cannot assure you, however, that:

•	these agreements will not be breached;

•	we will have adequate remedies for any breach; or

•	our trade secrets will not otherwise become known to or independently developed by our competitors.

Any disclosure of confidential information to third parties or into the public domain could allow our competitors to use such information in competition against us. In addition, we may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed trade secrets or other proprietary information of their former employers.

We could incur significant costs and/or be required to stop the sale of the related product as a result of litigation or other proceedings relating to patent and other intellectual property rights.

Our success and competitive position depends in part on our ability to effectively prosecute claims against others that we believe are infringing our intellectual property rights and to defend against such claims made against us. The medical device industry is highly litigious with respect to patents and other intellectual property rights. Companies in the medical device industry have used intellectual property litigation to seek to gain a competitive advantage. In the future, we may become a party to lawsuits involving patents or other intellectual property. A legal proceeding, regardless of the outcome, would draw upon our financial resources and divert the time and efforts of our management. If we lose one of these proceedings, a court, or a similar foreign governing body, could require us to pay significant damages to third parties, require us to seek licenses from third parties and pay ongoing royalties or require us to redesign our products. If we were unable to develop alternative technologies or acquire a license upon reasonable terms we may be prevented from manufacturing, using or selling our products. In addition to being costly, protracted litigation to defend or enforce our intellectual property rights could result in our customers or potential customers deferring or limiting their purchase or use of the affected products until the litigation is resolved. Further we may be involved in future proceedings before the PTO, including with regard to three existing requests for interference claims filed by Conceptus, Inc. against two Ovion patent applications and one Ovion patent.

We are required to comply with broad, pervasive and continually changing federal and state “fraud and abuse” laws, and, if we are unable to fully comply with such laws, we could face substantial penalties and our products could be excluded from government healthcare programs.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse. These laws, which directly or indirectly affect our ability to operate our business, include, but are not limited to, the following:

•	the federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs, and corresponding state laws;

•	the federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government; and

•	the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

If our past or present operations are found to be in violation of any of the laws described above or other similar governmental regulations to which we or our customers are subject, we or our officers may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, imprisonment, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Similarly, if the physicians or other providers or entities with whom we do business are found to be non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and damage our reputation. If enforcement action were to occur, our reputation and our business and financial condition may be harmed, even if we were to prevail or settle the action.

Laserscope’s business is also subject to the same federal and state laws pertaining to health care fraud and abuse and, assuming we complete our acquisition of Laserscope, we will be subject to the same risks described above in connection with the operation of Lasercope’s business.

We could incur significant costs or other negative impacts if significant product liability claims are made against us.

The manufacture and sale of medical devices exposes us to significant risk of product liability claims. In the past, and at present, we have a number of product liability claims relating to our products. In the future, we may be subject to additional product liability claims, some of which may damage our reputation, divert the time, attention and resources of our management, require us to pay substantial damage awards as a result of any successful claim, or otherwise have a negative impact on our business. As our product and therapy portfolio broadens into the treatment of additional medical indications, our historical product liability experience may not be a reflection of our longer term future exposure. As a result of our exposure to product liability claims, we currently carry product liability insurance with policy limits per occurrence and in the aggregate that we have deemed to be sufficient. We cannot predict, however, whether this insurance is sufficient, or if not, whether we will be able to obtain sufficient insurance to cover the risks associated with our business or whether such insurance will be available at premiums that are commercially reasonable. If a product liability claim or series of claims is brought against us for uninsured liabilities or for amounts in excess of our insurance coverage, our business could suffer.

If physician malpractice insurance costs increase, at some point physicians may alter their practice patterns and cease using our products.

Most of our products are used by physicians who are required to maintain certain levels of medical malpractice insurance to maintain their hospital privileges. As the cost of this insurance increases, certain physicians who have used our products to treat their patients may stop performing surgeries or providing therapies. Unless the patients who would have been treated by these physicians are referred to other physicians who would use our products, sales of our products could decline.

If we are unsuccessful in integrating acquisitions, our business and financial condition could be adversely affected.

We have acquired businesses in the past and we may acquire other businesses in the future. Failure to successfully retain critical employees of an acquired company, failure to gain FDA approval for the products of an acquired company, or the inability to establish and maintain appropriate communications, performance expectations, regulatory compliance procedures, accounting controls, and reporting procedures could have a material adverse affect on our business. Once an acquisition is completed, we may also experience:

•	difficulties in assimilating any acquired companies and products into our existing business;

•	delays in realizing the benefits of the acquired company or products;

•	diversion of our management’s time and attention from other business concerns;

•	lack of or limited direct experience in new markets we may enter; or

•	difficulties in retaining key employees of the acquired business necessary to manage these acquisitions.

In addition, an acquisition could materially impair our operating results by causing us to incur debt or requiring us to amortize acquisition expenses and acquired assets. We recently commenced a tender offer to acquire all of the outstanding capital stock of Laserscope. For a more detailed discussion of the risks associated with that acquisition please see “Risk Factors — Risks Related to the Laserscope Acquisition.”

Loss of our manufacturing facility would adversely affect our financial position.

We are currently operating with one manufacturing shift at a single facility. Although we believe we have adequate physical capacity to serve our business operations for the foreseeable future, we do not have a back up facility, and the loss of our Minnetonka facility would have a material adverse effect on our sales, earnings and financial condition.

Changes in international stability or foreign exchange rates could negatively impact our sales.

During fiscal 2005, approximately 21.8% of our sales were to customers outside the United States. Some of these sales were to governmental entities and other organizations with extended payment terms. A number of factors, including differing economic conditions, changes in political climate, differing tax structures, changes in diplomatic and trade relationships, and political or economic instability in the countries where we do business, could affect payment terms and our ability to collect foreign receivables. We have little influence over these factors and changes could have a material adverse impact on our business. In addition, foreign sales are influenced by fluctuations in currency exchange rates, mainly in the euro. In recent years, our sales have been positively impacted by increases in the value of the euro relative to the U.S. dollar. Decreases in the value of the euro relative to the U.S. dollar would negatively impact our sales.

We intend to continue our operations outside the United States and potentially to enter additional international markets. We anticipate that sales to customers outside of North America will increase and will continue to represent a significant portion of our total revenues in future periods. These activities require significant management attention and financial resources and further subject us to the risks of operating internationally. Specific risks include, but are not limited to:

•	changes in regulatory requirements;

•	delays resulting from difficulty in obtaining export licenses for certain technology;

•	customs, tariffs and other barriers and restrictions; and

•	burdens of complying with a variety of foreign laws.

An inability to meet the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 could adversely affect investor confidence and, as a result, our stock price.

During fiscal 2005 and 2004, we expended significant resources to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The requirements of this Act must be maintained quarterly and are likely to evolve as the result of a reassessment of the Act’s initial implementation. Failure to respond to changes in the requirements of the Act, our inability to comply regularly with the Act’s requirements, and the costs of ongoing compliance could have a material adverse affect on investor confidence and our business.

Stock option expensing could impact investors’ confidence in our stock price.

In December 2004, the Financial Accounting Standard Board issued SFAS No. 123®, Share-Based Payment, pursuant to which all stock-based compensation awards must be measured and expensed in consolidated financial statements beginning, for us, with our first fiscal quarter of 2006. Though we have been including footnote disclosure of the impact of the expense that would be recorded under SFAS No. 123 to our earnings and earnings per share in our regularly published SEC filings, the impact of this change to our stock price, and to prices throughout the market, is uncertain at this time.

Risks Relating to the Laserscope Acquisition

The failure to successfully integrate Laserscope’s business and operations in the expected time frame, or at all, may adversely affect the combined company’s future results.

We believe that the acquisition of Laserscope will result in certain benefits, including certain global sales force improvements and cost synergies, and will drive product innovations and operational efficiencies. However, to realize these anticipated benefits, the businesses of each company must be successfully combined. The success of the merger will depend on the combined company’s ability to realize these anticipated benefits from combining the businesses of AMS and Laserscope. The combined company may fail to realize the anticipated benefits of the merger on a timely basis, or at all, for a variety of reasons, including the following:

•	failure to successfully manage relationships with customers, distributors and suppliers;

•	failure of customers to accept new products or to continue as customers of the combined company;

•	failure to effectively coordinate sales and marketing efforts to communicate the capabilities of the combined company;

•	failure to qualify the combined company’s products as a primary source of supply with OEM customers on a timely basis or at all;

•	failure to successfully launch the anticipated Laserscope HPS product;

•	potential incompatibility of technologies and systems;

•	diversion of management resources from the business of the combined company to integration-related issues;

•	failure to leverage the increased scale of the combined company quickly and effectively;

•	potential difficulties integrating and harmonizing financial reporting systems; and

•	the loss of key employees.

As a result, the integration may result in additional and unforeseen expenses or delays. Further, the size of the transaction may make our integration with Laserscope difficult, expensive and disruptive, adversely affecting the combined company’s revenues and earnings, and implementation of merger integration efforts may divert management’s attention from other strategic priorities. If the combined company is not able to successfully integrate Laserscope’s business and operations, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Laserscope’s aesthetics business comprised a substantial portion of its operating results, and we may consider a divestiture of this business.

The aesthetics business comprised a substantial portion of the historical operating results of Laserscope, as more fully described in the unaudited condensed combined pro forma financial statements included elsewhere in this prospectus supplement. After the acquisition we intend to divest the aesthetics business and, accordingly, will treat it as discontinued operations going forward. As a result, the operations of the ongoing business of Laserscope following the acquisition will be substantially less than the historical operating results that include this business. If we do not divest this business, we will be required to maintain or wind-down the aesthetics business. The costs of doing so could be substantial and would adversely affect future operating results through ongoing realization of unanticipated expenses and one-time disposition charges.

The market price of our common stock after the merger may be affected by factors different from those currently affecting our common stock or that of Laserscope.

Our business and the business of Laserscope differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of AMS and Laserscope. For a discussion of our business and that of Laserscope and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and referred to under “Incorporation by Reference.”

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the market price of our common stock to decline.

The merger is subject to customary conditions to closing, including at least 90% of Laserscope’s fully diluted shares being tendered in response to our tender offer and clearance under the Hart-Scott-Rodino Antitrust Improvements Act. In certain circumstances the 90% requirement may be reduced to 49.9%. If any condition to the merger is not satisfied or, if permissible, waived, the merger will not be completed. In addition, we or Laserscope may terminate the merger agreement in certain circumstances. If we and Laserscope do not complete the merger, the market price of our common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. We will also be obligated to pay certain investment banking, financing, legal and accounting fees and related expenses in connection with the merger, whether or not the merger is completed. Furthermore, if the merger is not consummated because we have breached the merger agreement, including for failure to obtain sufficient financing, we may be required to pay damages to Laserscope. In addition, both we and Laserscope have diverted significant management resources in an effort to complete the merger and are subject to restrictions contained in the merger agreement on the conduct of our respective businesses. If the merger is not completed, we will have incurred significant costs, including the diversion of management resources, for which we will have received little or no benefit.

If the Laserscope acquisition is not consummated, we will have broad discretion on the use of proceeds from the offering of the notes.

We intend to use the net proceeds from the offering of the notes primarily to fund a portion of the cash purchase price of the Laserscope acquisition, as well as for general working capital purposes. However, the Laserscope acquisition is subject to the satisfaction or waiver of certain conditions, some of which are beyond our control, and this offering is not conditioned on the consummation of the Laserscope acquisition. There can be no assurances that the Laserscope acquisition will occur on the terms set forth in the merger agreement or at all. If the offering of the notes is completed but the Laserscope acquisition is not consummated, we intend to use the proceeds of this offering for working capital and other general corporate purposes, including possible future acquisitions. Therefore, our management would have broad discretion as to the use of the net proceeds from this offering.

The unaudited pro forma combined condensed financial statements included in this prospectus supplement are subject to change.

The acquisition of Laserscope will be accounted for under the purchase method of accounting. As such, the cost to acquire Laserscope will be allocated to the respective assets acquired and liabilities assumed based on their estimated fair values at the closing of the merger. The pro forma adjustments and assumptions are based on preliminary estimates, evaluations and other data currently available and will be revised as additional information becomes available. In particular, such adjustments include information based upon our preliminary allocation of the purchase price for the acquisition of Laserscope, which is subject to adjustment based upon our further analysis and events that take place prior to the consummation of the merger and completion of the appraisal of Laserscope’s net assets on the closing date. As of the date of this prospectus supplement, we have not completed the valuation studies necessary to determine the fair values of the assets we expect to acquire and liabilities we expect to assume and the related allocations of purchase price. Accordingly, the allocation of purchase price set forth in the unaudited pro forma condensed combined financial statements will change as a result of the final purchase price allocation and the differences may be material.

Risks Related to the Notes

Our anticipated acquisition of Laserscope will require substantial additional capital to complete, which will substantially increase our debt leverage and may result in dilution to our shareholders.

We do not have cash on hand to pay the approximately $717 million cash purchase price to the securityholders of Laserscope, as our existing resources are insufficient. As a result, we will need to raise funds through public or private debt or equity financings, including this offering of notes and the Proposed Credit Facility. There is no assurance that such alternative additional funds will ultimately be available or, if available, that we or AMS can obtain such funds on terms acceptable to us.

If, as anticipated, we finance the Laserscope acquisition with funds borrowed by AMS and this offering of notes, and we or AMS are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on these aggregate debt obligations, we or AMS would default under the terms of the applicable loan agreements or indentures. Any such default would likely result in an acceleration of the repayment obligations to such lenders as well as the lenders under any of our or AMS’ other debt agreements under the applicable cross default provisions.

Even if we or AMS are able to meet our debt service obligations, the amount of debt we undertake could adversely affect us in a number of ways, including by:

•	limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements, or other purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business;

•	placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

•	decreasing our debt ratings and increasing our cost of borrowed funds;

•	making us more vulnerable to a downturn in our business or the economy generally;

•	subjecting us to the risk of being forced to refinance at higher interest rates these amounts when due; and

•	requiring us to use a substantial portion of our cash to pay principal and interest on our debt or AMS’ debt, instead of contributing those funds to other purposes such as working capital and capital expenditures.

We may not have the funds to pay the amounts due upon conversion of the notes or to repurchase the notes when necessary, and the Proposed Credit Facility is expected to contain limitations on our ability to pay the principal return in cash to holders of notes upon conversion or to repurchase the notes under certain circumstances.

Your ability to convert your notes into cash and shares of our common stock (if any) or to require us to repurchase your notes (on a scheduled repurchase date or in connection with a designated event) is expected to be subject to limitations imposed by the Proposed Credit Facility and by any limitations we may have in any other credit facilities or indebtedness we may incur in the future. Under the expected terms of the Proposed Credit Facility, we will not be permitted to pay the principal return in cash with respect to a conversion of notes in certain circumstances if there exists a default or event of default thereunder, or a default or event of default would result from such conversion. Our ability to make such payments in cash is expected to be subject to certain limitations imposed by the covenants to be included in the Proposed Credit Facility. In addition, the occurrence of a default or event of default under the Proposed Credit Facility is expected to include the occurrence of a designated event and the giving of notice of an anticipated designated event pursuant to the indenture.

If you tender your notes for conversion at a time when we are prohibited from paying the principal return in cash under the Proposed Credit Facility, in certain circumstances you will be prohibited from converting your notes. Our failure to pay the principal return in such circumstances will not constitute a default or event of default under the indenture governing the notes. In such circumstances, we will agree, however, to use reasonable efforts to permit such conversions, which efforts may include, without limitation, seeking to obtain the consent from our lenders under the Proposed Credit Facility, attempting to refinance the debt and the issuance and sale of additional equity securities. If despite our reasonable efforts conversions continue to be prohibited, we will promptly inform such converting holder and return such holder’s notes and the related notice of conversion will be deemed to be revoked to the extent of such returned notes.

We cannot assure you that the lenders under the Proposed Credit Facility will consent to the conversion of the notes after we seek their consent. In addition, there can be no assurance that our efforts to refinance the credit agreement and take such other actions as may be required to permit conversions will be sufficient.

While we have obtained a commitment letter describing the terms of the Proposed Credit Facility, the terms and conditions of the Proposed Credit Facility, including default provisions and restrictions payments of cash with respect the notes and other restrictions on the convertibility of the notes, will not be final until we enter into the definitive credit agreement and we cannot provide you with a complete description of those terms and conditions at this time.

A designated event in respect of the notes as well as notice of an anticipated designated event is expected to be an event of default under the Proposed Credit Facility. Accordingly, in either such event, we would not be able to make payments in respect of the notes. With respect to any repurchase of the notes on July 1 of each of 2013, 2016, 2021, 2026 or 2131, you should be aware that we expect that the indebtedness under the Proposed Credit Facility will become due and payable in July 2012. If the senior debt under the Proposed Credit Facility is not paid upon maturity, we would be in default under such agreement and, accordingly, we would be prohibited from repurchasing the notes. In addition, if the maturity of the Proposed Credit Facility is extended, the restrictions contained therein, including restrictions on conversion and repurchases, will remain in effect. Moreover, any refinancing of the Proposed Credit Facility on or before its maturity or any new senior credit agreements we enter into in the future that replace, supplement or amend the Proposed Credit Facility, as well as other indebtedness, may restrict our ability to repurchase the notes to a similar extent. Our inability to repurchase the notes upon the occurrence of a designated event or on a scheduled repurchase date will constitute an event of default under the indenture governing the notes. This default would, in turn, constitute an event of default under the Proposed Credit Facility and may constitute an event of default under any future agreement governing our indebtedness, which may cause the related indebtedness to be accelerated after any applicable notice or cure periods. If such indebtedness were to be accelerated, we may not have sufficient funds to repurchase the notes and repay the indebtedness.

Finally, we may not have sufficient funds available to repurchase the notes or pay the principal return in cash upon conversion of the notes, even if we are otherwise allowed to repurchase the notes or pay the principal return in cash under the Proposed Credit Facility and the terms of any other indebtedness.

The notes will rank junior in right of payment to our senior debt.

The notes are subordinated to all of our future senior debt and, if the Laserscope acquisition is completed, the Proposed Credit Facility. The notes are not secured by any of our assets. In the event we default on any of our senior debt or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding, the proceeds of the sale of our assets would first be applied to the repayment of our senior debt before any of those proceeds would be available to make payments on our subordinated debt, including the notes. Accordingly, upon an acceleration of the notes, there may be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, they might be insufficient to satisfy those claims in full. No payment in respect of the notes will be permitted during certain periods when there exists a default or an event of default under the credit agreement or a default or event of default would result from such payment.

As of April 1, 2006, on a pro forma basis after giving effect to the offering of these notes, the consummation of the Laserscope acquisition and the incurrence of debt under the Proposed Credit Facility, we would have had $689 million of indebtedness outstanding, including $364 million of senior debt and $325.0 million of senior subordinated debt. Actual borrowings will be higher to fund integration costs and other corporate activities that have occurred since April 1, 2006. We expect to require additional borrowings under the Proposed Credit Facility of approximately $50 million beyond what is reflected above.

In addition, the indenture governing the notes does not restrict us or our subsidiaries from incurring debt (or senior debt) in the future. The incurrence by us of additional senior debt will increase the risks described above.

We depend in part on the cash flows from our non-guarantor subsidiaries to meet our obligations, and your right to receive payment on the notes and the notes guarantees will be effectively subordinated to the obligations of all of our non-guarantor subsidiaries.

We are a holding company. Our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due on the notes or, except with respect to the guarantor subsidiaries, the notes guarantees or to provide us or the notes guarantors with funds for our payment obligations, whether by dividend, distribution, loan or other payments. Our cash flow and our ability to service our debt, including the notes, and the ability of the notes guarantors to meet their obligations under the notes guarantees depends in part on the earnings of our non-guarantor subsidiaries and on the distribution of earnings, loans or other payments to us or to the notes guarantors by these subsidiaries. See

“Guarantors Consolidating Financial Information” set forth in the audited financial statements incorporated by reference in this prospectus supplement that sets forth certain supplemental financial information of the guarantors and the non-guarantors.

In addition, the ability of these non-guarantor subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory or contractual restrictions. We expect the Proposed Credit Facility to prohibit us and our subsidiaries from making payments of dividends and other distributions, except that we may make limited payments if that is in compliance with all of the facility’s covenants and no default or event of default exists under the facility. Payments to us by these non-guarantor subsidiaries will also be contingent upon their earnings and their business considerations. Because we depend in part on the cash flow of these subsidiaries to meet our obligations, these types of restrictions could impair our ability to make scheduled interest and principal payments on the notes.

In addition, under the indenture governing the notes, our subsidiaries are permitted to incur additional debt. Therefore, the notes would be effectively subordinated to any additional indebtedness that may be incurred by the non-guarantor subsidiaries. In addition, if we and our guarantor subsidiaries invest additional amounts in non-guarantor subsidiaries, in the event of a bankruptcy, liquidation, reorganization or other winding up of any of the non-guarantor subsidiaries, assets that otherwise could be used to satisfy our obligations under the notes will first be used to satisfy the liabilities of the non-guarantor subsidiaries.

Our right and that of the notes guarantors to receive any assets of our non-guarantor subsidiaries upon their bankruptcy, liquidation, dissolution, reorganization or similar proceeding, and therefore your right to participate in those assets, will be effectively subordinated to the claims of these subsidiaries’ creditors, including trade creditors. In addition, even if we were a creditor of one or more of these subsidiaries, our rights would be subordinated to any security interest in the assets of these subsidiaries and any debt of these subsidiaries senior to that held by us. As a result, the notes and the notes will be effectively subordinated to all liabilities, including trade payables but excluding intercompany liabilities, of our current or future non-guarantor subsidiaries. As of April 1, 2006, the notes would have been effectively subordinated to $6.8 million of liabilities of such subsidiaries.

We may not be able to finance future needs or adapt our business plan to changes because of restrictions placed on us by the notes, the Proposed Credit Facility and future instruments governing our debt.

The Proposed Credit Facility will contain various covenants that limit our ability, and that of our subsidiaries, to, among other things:

•	incur additional debt, including guarantees by us or our subsidiaries;

•	make investments, pay dividends on our capital stock, redeem or repurchase our capital stock or subordinated obligations;

•	create specified liens;

•	make capital expenditures;

•	sell assets;

•	make acquisitions;

•	create or permit restrictions on the ability of our subsidiaries to pay dividends or make other distributions to us;

•	engage in transactions with affiliates;

•	engage in sale and leaseback transactions; and

•	consolidate or merge with or into other companies or sell all or substantially all of our assets.

Our ability to comply with covenants contained in the Proposed Credit Facility and any future agreements governing other debt to which we are or may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The Proposed Credit Facility will require us to comply with limits on key ratios including, without limitation, our total leverage ratio, senior leverage ratio, interest coverage ratio and fixed charge coverage ratio. Additionally, the Proposed Credit Facility will contain, without limitation, numerous affirmative covenants, including covenants regarding payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the Proposed Credit Facility will contain, without limitation, negative covenants limiting our ability and the ability of our subsidiaries, among other things, to incur debt, grant liens, make acquisitions, make restricted payments, sell assets and enter into sale and leaseback transactions. Additional debt we incur in the future may subject us to further covenants.

Our failure to comply with these covenants could result in a default under the agreements governing the relevant debt. In addition, if any such default is not cured or waived, the default could result in an acceleration of debt under our other debt instruments that contain cross-acceleration or cross-default provisions, which could require us to repay or repurchase debt, together with accrued interest, prior to the date it otherwise is due and that could adversely affect our financial condition. If a default occurs under the Proposed Credit Facility, the lenders could cause all of the outstanding debt obligations under the Proposed Credit Facility to become due and payable, which would result in a default under the notes and could lead to an acceleration of obligations related to the notes. Upon a default or cross-default, the collateral agent, at the direction of some or all of the lenders under the Proposed Credit Facility, could proceed against the collateral. Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes and the notes guarantees to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes and the notes guarantees would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes and may impact the price of the notes and make them more difficult to resell.

The ability of holders of the notes to convert the notes is conditioned on the VWAP of our common stock reaching specified thresholds or the occurrence of specified events, such as a designated event. If the VWAP threshold for conversion of the notes as described under “Description of Notes — Conversion by Holders — Conversion Based on Common Stock Price” is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such VWAP thresholds are not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would only be able to convert their notes within 60 days prior to, but excluding, any scheduled repurchase or final maturity date.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The make whole premium that may be payable upon conversion in connection with a designated event may not adequately compensate you for the lost option time value of your notes as a result of such designated event.

If you convert notes in connection with a designated event, we may be required to pay a make whole premium by increasing the conversion rate applicable to your notes, as described under “Description of Notes — Make Whole Premium Upon Designated Event.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a change, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a designated event occurs, in some cases described below under “Description of Notes — Make Whole Premium Upon Designated Event” there will be no such make whole premium.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a designated event under the indenture.

The term “designated event” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “designated event” does not apply to transactions in which 90% of the consideration (excluding fractional shares) paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a designated event may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes — Repurchase at Option of Holders Upon a Designated Event.”

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

U.S. holders will recognize income for U.S. federal income tax purposes in excess of the current cash payments on the notes and may recognize ordinary income on the disposition of the notes.

Pursuant to the terms of the indenture, we and each holder of the notes agree to treat the notes, for United States federal income tax purposes, as “contingent payment debt instruments.” Under this characterization, the notes will be treated as issued with original issue discount for U.S. federal income tax purposes, and each U.S. holder will be required to include such original issue discount in gross income as it accrues regardless of the holder’s method of tax accounting. The amount of original issue discount required to be included in the holder’s gross income for each year generally will be in excess of the payments and accruals on the notes for non-tax purposes and in advance of the receipt of cash or other property attributable thereto in that year. A U.S. holder will recognize gain or loss on the sale, exchange, conversion, repurchase or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and the holder’s adjusted tax basis in the notes. Any such gain will be treated as ordinary interest income and any such loss will be ordinary loss to the extent of the excess of the interest previously included in gross income over the total net negative adjustments previously taken into account as ordinary loss and, thereafter, capital loss. All holders should read the discussion of the United States federal income tax consequences of the purchase, ownership and the disposition of the notes that is contained in this prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations.”

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a Non-U.S. Holder (as defined in “Certain U.S. Federal Income Tax Considerations”), such deemed dividend generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain U.S. Federal Income Tax Considerations.”

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market, and an active trading market might never develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

We have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

The conditional conversion feature of the notes could result in you receiving less than the value of the common stock into which a note is convertible.

The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes other than within 60 days prior to, but excluding, any scheduled repurchase date or final maturity date, and until such time, you may not be able to receive the value of the common stock into which the notes otherwise would be convertible.

Provisions of the notes, our corporate documents and Delaware law could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a designated event, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain designated events.

In addition, our certificate of incorporation, bylaws and common shares rights plan, as well as Delaware law, contain provisions that may discourage or delay the acquisition of us by a third party.

The price of our common stock may be volatile, which may affect the trading price of the notes.

In the past, the price of our common stock has experienced volatility due to a number of factors, some of which are beyond our control. The price of our notes and the common stock into which the notes are convertible may continue to experience volatility in the future from time to time. Among the factors that could affect the price of our notes and the common stock into which the notes are convertible are:

•	our operating and financial performance and prospects;

•	quarterly variations in key financial performance measurer, such as earnings per share, net income and revenue;

•	changes in revenue or earnings estimates or publication of research reports by financial analysts;

•	announcements of technological innovations or new products by us or our competitors;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	sales of our common stock or other actions by investors with significant shareholdings;

•	general market conditions; and

•	domestic and international economic, legal, political and regulatory factors unrelated to our performance.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating of particular companies. These broad market fluctuations may adversely affect the trading price of our notes and the underlying common stock. Any adverse effect upon the trading price of our common stock would, in turn, adversely affect the trading price of the notes.

Different interpretations of accounting principles with respect to the notes could have a material adverse effect on our results of operations or financial conditions.

Generally accepted accounting principles are complex, continually evolving and are subject to varied interpretation by us, our independent registered public accounting firm and the SEC. Such varied interpretations may result from differing views related to specific facts and circumstances. Differences in interpretation of generally accepted accounting principles with respect to the notes could have a material adverse effect on our results of operations or financial condition which would, in turn, adversely affect the trading price of the notes.

Failure to comply with covenants to our existing or future financing agreements could result in cross-defaults under some of our financing agreements which could jeopardize our ability to pay the notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain the financial tests and ratios required by the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indenture governing the notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We also may amend the provisions and limitations of our credit facilities from time to time without the consent of the holders of notes.

Our debt contains prepayment or acceleration rights at the election of the holders upon a covenant default or change in control, which acceleration rights, if exercised, could constitute an event of default under the notes. It is possible that we would be unable to fulfill all of these obligations and make payments on the notes simultaneously.

Federal and state statutes allow courts, under specific circumstances, to void guarantees of the notes. In such event, holders of notes would be structurally subordinated to creditors of the issuer of the voided guarantee.

Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims under the guarantees to the guarantor’s other debt or take other action detrimental to holders of the guarantees of notes. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees made by our subsidiaries could be voided or subordinated to other debt if, among other things:

•	any subsidiary guarantor issued the guarantee to delay, hinder or defraud present or future creditors; or

•	any subsidiary guarantor received less than reasonably equivalent value or fair consideration for issuing such subsidiary guarantee and, at the time it issued its subsidiary guarantee, any subsidiary guarantor; or

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which such guarantor’s remaining unencumbered assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

Among other things, a legal challenge of a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the notes. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if, at the time it incurred the debt,

•	the sum of its debts is greater than the fair value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required in order to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay or is generally not paying its debts as they become due.

There is no way to predict with certainty what standards a court would apply to determine whether a guarantor was solvent at the relevant time. It is possible that a court could view the issuance of guarantees as a fraudulent conveyance. To the extent that a guarantee were to be voided as a fraudulent conveyance or were to be held unenforceable for any other reason, holders of the notes would cease to have any claim in respect of the guarantor and would be creditors solely of ours and of the guarantors whose guarantees had not been avoided or held unenforceable. In this event, the claims of the holders of the notes against the issuer of an invalid guarantee would be subject to the prior payment in full of all other liabilities of the guarantor thereunder. After providing for all prior claims, there may not be sufficient assets to satisfy the claims of the holders of the notes relating to the voided guarantees.

The guarantees may be released under certain circumstances upon resale, exchange or transfer by us of the stock of the related guarantor or all or substantially all of the assets of the guarantor to a non-affiliate.

Since the Proposed Credit Facility will receive a rating from the rating agencies, we may receive a rating on the notes in the future, which may be a rating lower than anticipated.

We do not currently plan to obtain a rating on the notes. However, since AMS will be obtaining a rating on the Proposed Credit Facility from the rating agencies, we may also receive a rating on the notes at a future date. If one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

USE OF PROCEEDS

The net proceeds from the sale of the notes are estimated to be approximately $315 million, or approximately $363 million if the underwriters’ over-allotment option is exercised in full, after deducting estimated discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering in lieu of a portion of the amounts available under our committed financings for the Laserscope acquisition, as well as for general working capital purposes. Following this offering and the application of the net proceeds, we expect that we will borrow approximately $414 million under the Proposed Credit Facility to finance, together with the net proceeds from this offering, the Laserscope acquisition.

If the Laserscope acquisition does not occur, we intend to use the net proceeds from this offering for working capital and general corporate purposes, including possible acquisitions, although we have no specific understandings, commitments or agreements with respect to any acquisitions, other than the Laserscope acquisition, at this time. Additionally, if the Laserscope acquisition does not occur, we will not enter into either the Proposed Credit Facility or the Bridge Facility. The Bridge Facility will not be utilized if this offering is closed.

Pending application of the net proceeds, we intend to invest the net proceeds in interest-bearing investment-grade securities.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq National Market under the symbol “AMMD.” The following table sets forth, for the calendar periods indicated, the high and low sale prices per share of the common stock as reported on the Nasdaq National Market:

	High	Low

Fiscal year ended January 1, 2005
First Quarter	$15.29	$10.60
Second Quarter	17.02	12.27
Third Quarter	18.22	14.25
Fourth Quarter	21.84	16.31
Fiscal year ended December 31, 2005
First Quarter	$21.15	$16.89
Second Quarter	21.59	16.35
Third Quarter	24.40	17.73
Fourth Quarter	20.41	15.05
Fiscal year ended December 30, 2006
First Quarter	$23.49	$17.55
Second Quarter (through June 21, 2006)	23.16	14.88

The last reported sale price of our common stock on the Nasdaq National Market on June 21, 2006 was $15.22 per share. As of March 2, 2006, there were 126 holders of record of our common stock.

We have not paid any dividends on our common stock since our inception and do not anticipate paying any dividends on our common stock in the foreseeable future. We expect the Proposed Credit Facility to prohibit or limit us from paying dividends without prior written consent of the lenders.

CAPITALIZATION

The following table sets forth our capitalization as of April 1, 2006:

•	on an actual basis;

•	on an as adjusted basis to reflect the estimated net proceeds from the issuance of the notes offered by us hereby (assuming the underwriters’ over-allotment option is not exercised); and

•	on a pro forma as adjusted basis giving effect to our acquisition of Laserscope, the issuance and sale of $315 million in aggregate principal amount of notes in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our borrowing of $364 million under the Proposed Credit Facility, and payment of debt financing costs of $11 million.

This table should be read in conjunction with the “Holdings Historical Consolidated Financial Information,” “Laserscope Historical Consolidated Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Statements,” each included in this prospectus supplement and our consolidated financial statements and notes thereto and Laserscope’s consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement.

	April 1, 2006
			Pro Forma
	Actual	As adjusted	As adjusted
	(In thousands, except share and per share data)

Cash and cash equivalents(1)	$26,801	$341,251	$—
Short term investments	15,593	15,593	—

	$42,394	$356,844	$—

Long term liabilities
Convertible senior subordinated notes, Due 2036	—	325,000	325,000
Proposed Credit Facility(2)	—	—	363,983

	—	325,000	688,983
Stockholders’ equity
Common stock, par value $.01 per share; authorized 220,000,000 shares; issued and outstanding: 69,773,928 shares at April 1, 2006 and 69,525,169 shares at December 31, 2005	698	698	698
Additional paid-in capital	232,947	232,947	232,947
Accumulated other comprehensive income	2,693	2,693	2,693
Retained earnings(3)	83,958	83,958	53,958

Total stockholders’ equity	320,296	320,296	290,296

Total capitalization	$320,296	$645,296	$979,279

(1)	As Adjusted reflects proceeds on convertible senior subordinated notes, net of $11 million of related debt financing costs. Pro Forma As Adjusted reflects payment of purchase price of $716.5 million, $26.5 million of transaction costs, and payment of $11 million of debt financing costs associated with the Proposed Credit Facility, and assuming all available cash and short-term investments are used for acquisition and related costs, net of $33 million in Laserscope cash.

(2)	Total commitment under the Proposed Credit Facility for the senior secured term loan is $550 million, in addition to a revolver of $50 million, with the revolver having an expansion feature of up to an additional $50 million. Pro Forma As Adjusted liabilities reflect borrowings that would have been necessary had the transaction occurred at April 1, 2006, the date of the pro forma balance sheet. Actual borrowings will be higher to fund integration costs and other corporate activities that have occurred since April 1, 2006. We expect to require additional borrowings under the Proposed Credit Facility of approximately $50 million beyond what is reflected in the pro forma balance sheet in connection with the Laserscope acquisition.

(3)	Pro forma As Adjusted retained earnings reflects a charge of $30.0 million related to the write-off of purchased in-process research and development.

HOLDINGS HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected financial data for the three years ended December 31, 2005 are derived from the audited consolidated financial statements of Holdings. The financial data for the three month periods ended April 1, 2006 and April 2, 2005 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Holdings considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended April 1, 2006 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2006. The following data is qualified in its entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for fiscal year 2005 and in our quarterly report on Form 10-Q for the quarter ended April 1, 2006, and our consolidated financial statements and the related notes, all of which have been incorporated by reference into this prospectus supplement.

				Three Months Ended
	Fiscal Years			April 1,	April 2,
Statement of Operations Data	2005	2004	2003	2006(5)	2005

Net sales	$262,591	$208,772	$168,283	$73,624	$62,145
Cost of sales(1)	46,111	38,331	27,353	11,730	11,020

Gross profit	216,480	170,441	140,930	61,894	51,125
Operating expenses
Marketing and selling	92,001	72,910	63,107	27,814	21,656
Research and development	20,966	15,786	14,924	7,782	4,638
In-process research and development(2)	9,220	35,000	—	—	—
General and administrative	21,713	21,617	17,099	6,494	5,789
Amortization of intangibles	7,884	5,708	4,160	1,841	1,790
Transition and reorganization	—	—	—	—	—

Total operating expenses	151,784	151,021	99,290	43,931	33,873

Operating income	64,696	19,420	41,640	17,963	17,252
Other income (expense) income
Royalty and other	500	2,249	3,801	307	15
Interest, net	1,029	(266)	(1,352)	226	219
Investment impairment(3)	—	(4,500)	—	—	—

Total other income (expense)	1,529	(2,517)	2,449	533	234

Income before income taxes	66,225	16,903	44,089	18,496	17,486
Provision for income taxes(4)	26,950	20,023	15,039	7,024	6,243

Net income (loss)	$39,275	$(3,120)	$29,050	$11,472	$11,243

Net income (loss) per share
Basic	$0.57	$(0.05)	$0.44	$0.16	$0.17
Diluted	$0.55	$(0.05)	$0.42	$0.16	$0.16

(1)	During 2003, we reduced our warranty allowance by $3.1 million, and reduced cost of sales, increasing operating income by the same amounts.

(2)	In 2005 and 2004, we recognized $9.2 million and $35.0 million, respectively, for in-process research and development charges related to the Ovion and TherMatrx. For a more complete description of these items and their impact on financial results, including pro forma revenue and net income impacts on financial results, see Notes to Consolidated Financial Statements — No. 2 from our annual report on Form 10-K for the year ended December 31, 2005 incorporated by reference into this supplemental prospectus.

(3)	During 2004, we recognized an investment impairment loss of $4.5 million related to our investment in InjecTx. For a more complete description of this item and its impact on financial results see Notes to Consolidated Financial Statements — No. 5 from our annual report on Form 10-K for the year ended December 31, 2005 incorporated by reference into this supplemental prospectus.

(4)	During 2003, we applied for and recognized U.S. tax benefits related to research and development and extraterritorial income exclusion tax credits for the years 1999 through 2002, resulting in a $1.1 million reduction in 2003 tax expense. The in-process research and development charges and investment impairment charge described in notes (2) and (3) above have no related tax benefit.

(5)	Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123 (R ), Share-Based Payment, and as a result, $1.9 million stock-based employee compensation expense is included in reported income, net of tax, which would not have been included in previous periods.

				Three Months Ended
	As of the End of the Fiscal Year for			April 1,	April 2,
Balance Sheet Data	2005	2004	2003	2006	2005

Cash, cash equivalents, and short-term investments	$46,390	$51,168	$58,953	$42,394	$70,484
Working capital	69,533	79,575	92,729	86,348	97,382
Total assets	359,326	300,550	279,327	355,489	317,470
Long-term liabilities	3,072	3,126	12,315	3,072	3,126
Cash dividends declared on common stock	—	—	—	—	—
Stockholders’ equity	302,879	249,172	240,346	320,296	265,656

LASERSCOPE HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected consolidated financial data as of the years ended December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 are derived from Laserscope’s audited consolidated financial statements for those periods, which are incorporated into this prospectus supplement. The consolidated financial data for the year ended December 31, 2003 is derived from Laserscope’s audited consolidated financial statements which are included in Laserscope’s annual report on Form 10-K for the year ended December 31, 2003. The selected consolidated financial data as of March 31, 2006 and for the three months ended March 31, 2006 and March 31, 2005 are derived from Laserscope’s unaudited consolidated financial statements which are incorporated by reference into this prospectus supplement and, in the opinion of Laserscope’s management, include all adjustments, consisting principally of normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with Laserscope’s audited financial statements. The following data is qualified in its entirety by and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Laserscope’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the quarter ended March 31, 2006, and Laserscope’s consolidated financial statements and the related notes, all of which have been incorporated into this prospectus supplement. The following data is presented on a historical basis and includes financial information and results of operations of Laserscope’s aesthetics business, which we intend to divest after completion of the Laserscope acquisition. As a result, this historical consolidated financial information is not indicative of future performance of the Laserscope business.

				Three Months Ended
	Years Ended December 31			March 31,
Statement of Operations Data	2005	2004	2003	2006	2005
	(In thousands, except per share amounts)

Net revenues	$127,124	$93,770	$57,427	$32,009	$28,177
Cost of products and services	50,421	39,115	27,341	12,499	10,577

Gross margin	76,703	54,655	30,086	19,510	17,600

Operating expenses:
Research and development	7,858	5,217	4,443	2,949	1,585
Selling, general and administrative	45,014	34,023	22,936	11,835	9,878

Total operating expenses	52,872	39,240	27,379	14,784	11,463

Operating income	23,831	15,415	2,707	4,726	6,137
Interest income	224	39	52	144
Interest expense and other income, net	321	225	(40)

Income before income taxes	24,376	15,679	2,719	4,870	6,216
Provision for income taxes	1,826	940	202	2,079	1,253

Net income	$22,550	$14,739	$2,517	$2,791	$4,963

Net income per share
Basic	$1.02	$0.70	$0.13	$0.13	$0.23

Diluted	$0.98	$0.65	$0.13	$0.12	$0.22

Shares used for net income per share
Basic	22,142	21,075	17,452	22,327	22,009

Diluted	22,917	22,808	21,838	22,823	22,986

				Three Months Ended
	Years Ended December 31			March 31,
Balance Sheet Data	2005	2004	2003	2006	2005
		(In thousands, except per share amounts)

Cash & cash equivalents	$30,653	$15,954	$7,158	$33,234	$21,970
Working capital	75,047	38,566	20,722	77,059	44,570
Total assets	111,770	61,589	37,028	115,2741	73,266
Capital leases (excluding current portion)	9	31	—	4	25
Other long term debt	—	—	—	—	—
Shareholders’ equity	84,788	42,911	23,198	89,034	49,259

UNAUDITED PRO FORMA COMBINED

CONDENSED FINANCIAL INFORMATION

On June 5, 2006 we and Laserscope announced we had entered into a definitive merger agreement providing for the acquisition of Laserscope by a subsidiary of ours for $31.00 per share in cash. The total acquisition price for Laserscope shares and options is approximately $717 million, in addition to transaction costs of approximately $26 million, for a total purchase price of $743 million. This purchase price does not include an additional $29 million in debt financing costs. The transaction will be funded by financing commitments in the form of up to $550 million of senior secured financing and up to a $100 million revolver note from CIT Healthcare LLC, and up to $180 million of senior subordinated unsecured financing from other lenders. The proceeds of the notes described herein would eliminate the need for the senior subordinated unsecured financing and reduce the amount required to be borrowed under the senior secured financing. The pro forma financial statements included in this filing reflect the anticipated financing terms. Laserscope designs, manufactures, sells and services an advanced line of minimally invasive medical products worldwide including medical laser systems and related energy delivery devices for the office, outpatient surgical center, and hospital markets.

The aggregate Laserscope purchase price will be allocated to the assets acquired and liabilities assumed based on their preliminarily estimated fair values at the date of acquisition. The preliminary estimate of the excess of purchase price over the fair value of net tangible assets to be acquired was allocated to identifiable intangible assets and goodwill. The following table summarizes the preliminary estimate of fair value of the identifiable tangible and intangible assets and goodwill, net of liabilities assumed, to be acquired as part of the pending acquisition:

Amount
(In thousands)

Developed and core technology and other intangible assets	$202,000
Trademarks	40,000
In-process research and development	30,000
Assets held for sale	27,000
Tangible assets acquired, net of liabilities assumed	79,627
Deferred tax liability on assets acquired, net of deferred tax assets	(91,399)
Goodwill	455,833

Estimated fair value of identifiable tangible and intangible assets and goodwill to be acquired, net of liabilities assumed	$743,061

In connection with the acquisition of Laserscope, we will record developed and core technology and customer relationship intangible assets that have been preliminarily estimated with useful lives of between six and fifteen years. We will also record trademarks, which are an indefinite life intangible asset and will therefore not be amortized.

At the time of closing on the pending acquisition, we will record an in-process research and development (IPR&D) charge preliminarily estimated at $30 million, with no related income tax benefit. The preliminary valuation of IPR&D was based upon an analysis of technologies that have not yet reached technological feasibility and have no future alternative use. The preliminary valuation considered expected future cash flows and was discounted for risks and uncertainties related to completion of products.

Assets held by Laserscope identifiable with the aesthetics business will be recorded at the expected fair value upon divesture, net of taxes, preliminarily estimated at $27 million, as it is our intention to sell these assets after the acquisition is complete. We estimate that approximately 25% of Laserscope’s revenues are from the aesthetics business. In the event that Laserscope’s aesthetics business is successfully divested, the operations of the ongoing business of Laserscope will be substantially different than the historical operating results that include this business. By contract, if we do not successfully divest Laserscope’s aesthetics business, we will be required to maintain or wind-down the business. The costs of doing so could be substantial and could adversely affect future operating results through ongoing realization of unanticipated expense and one-time disposition charges.

In addition, we will record a net deferred tax liability preliminarily estimated at $91 million related to the tax impacts of the preliminary purchase price allocation, the most significant of which relates to the book-tax basis differences attributable to the identified intangible assets to be acquired in the pending acquisition.

The tangible assets, net of liabilities assumed of Laserscope at the time of acquisition will be recorded at their respective fair values, in accordance with purchase accounting requirements. These are initially estimated to be $80 million. For purposes of the preliminary allocation, we have estimated the fair value of Laserscope’s property, plant and equipment based on a review of Laserscope’s historical costs and management’s intended future use, should the transaction close, resulting in an adjustment to increase the historical carrying value of the assets by approximately $2 million. The fair value of the acquired property and equipment will be depreciated over estimated useful lives of three to five years, depending on the asset.

The goodwill to be recorded as a result of the pending Laserscope acquisition is not deductible for income tax purposes. The goodwill to be recognized represents operating and market synergies that will be realized as a result of the merger and future product opportunities that will not have regulatory approval at the date of acquisition.

The following unaudited pro forma combined condensed financial statements are based on our historical consolidated financial statements and Laserscope’s historical consolidated financial statements, adjusted to give effect to the planned acquisition of Laserscope and the issuance of the debt expected to be used to finance the acquisition. The unaudited pro forma combined condensed statements of operations for the three months ended April 1, 2006 and the twelve months ended December 31, 2005 give effect to the Laserscope acquisition as if it had occurred on January 2, 2005. The unaudited pro forma combined condensed balance sheet as of April 1, 2006 gives effect to the Laserscope acquisition and the related financing transactions as if these had occurred on April 1, 2006.

The pro forma adjustments are based on the preliminary information available at the time of preparation of this document. Adjustments to the estimates herein could be significant as the result of our evaluation of Laserscope assets, to be completed after transaction closing. We made pro forma adjustments to the historical consolidated financial statements to give effect to events that are (i) directly attributable to the pending acquisition, (ii) expected to have a continuing impact on the combined results, and (iii) factually supportable. The pro forma adjustments do not reflect any operating efficiencies or additional costs that may result with respect to the combined business of Holdings and Laserscope, nor do they reflect any potential benefits that might be available to decrease the combined effective tax rate through the use of appropriate tax planning strategies. The unaudited pro forma combined condensed statements of operations exclude the preliminary estimate of $30 million IPR&D charge as it is non-recurring in nature. However, it is reflected as a decrease in the retained earnings on the unaudited pro forma combined condensed balance sheet. Similarly, the unaudited pro forma combined condensed statements of operations exclude the effects of the estimated $3 million write-up in Laserscope inventory on cost of goods sold for the subsequent sale of the inventory because its effects will not continue beyond a year.

The unaudited pro forma combined condensed financial information should be read in conjunction with the:

•	Accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Information included herein;

•	Our historical consolidated financial statements and notes included in its Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the three months ended April 1, 2006; and

•	Laserscope’s historical consolidated financial statements and notes included in its Annual Report on Form 10-K for the year ended December 31, 2005.

•	Laserscope’s Quarterly Report on Form 10-Q for the three months ended March 31, 2006.

We have made certain pro forma adjustments to the historical book values of the assets and liabilities of Laserscope to reflect certain preliminary estimates of fair values necessary to prepare the unaudited pro forma combined condensed financial statements, with the excess of the purchase price over the historical net assets of Laserscope, as adjusted to reflect estimates of fair value, recorded as goodwill. We have not, however, completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Laserscope’s assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor have we completed our evaluation of the adjustments necessary, if any, to conform Laserscope data to our accounting policies. Actual results may differ from these unaudited pro forma combined condensed financial statements once we have determined the final purchase price, including acquisition costs, for Laserscope and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for Laserscope. There can be no assurance that such finalization will not result in material changes. In accordance with generally accepted accounting principles, we have twelve months from closing of the acquisition to finalize the valuation. In addition, we have made certain assumptions about the financing structure for the transaction and the related interest rates, including the use of convertible notes, which have also not yet been finalized.

The unaudited pro forma combined condensed financial information may not be indicative of the results that actually would have occurred if the pending acquisition of Laserscope had been completed on the dates indicated or which may be obtained in the future.

American Medical Systems Holdings, Inc.

Unaudited Pro Forma Combined Condensed Statement of Operations

	Holdings	Laserscope
	Twelve Months Ended
	December 31,	December 31,	Pro Forma		Pro Forma
	2005	2005	Adjustments		Combined

Net sales	$262,591	$127,124			$389,715
Cost of sales	46,111	50,421	403	(3)	96,935

Gross profit	216,480	76,703	(403)		292,780
Operating expenses
Marketing and selling	92,001	29,915	—		121,916
Research and development	20,966	7,858	—		28,824
In-process research and development	9,220				9,220
General and administrative	21,713	15,099	189	(3)	37,001
Amortization of intangibles	7,884		17,565	(1)	25,449

Total operating expenses	151,784	52,872	17,754		222,410
Operating income	64,696	23,831	(18,157)		70,370
Other income (expense)
Royalty income	1,929		—		1,929
Interest income	1,246	224	—		1,470
Interest expense	(217)	321	(40,134	)(2)	(40,030)
Other income (expense)	(1,429)		—		(1,429)

Total other income (expense)	1,529	545	(40,134)		(38,060)
Income before income taxes	66,225	24,376	(58,291)		32,310
Provision for income taxes	26,950	1,826	(14,398	)(4)	14,378

Net income	$39,275	$22,550	$(43,893)		$17,932

Net income per share
Basic	$0.57	$1.02	$—		$0.26
Diluted	$0.55	$0.98	$—		$0.25
Weighted average common shares used in calculation
Basic	68,926	22,142	—		68,926
Diluted	71,682	22,917	—		71,682

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial information.

American Medical Systems Holdings, Inc.
Unaudited Pro Forma Combined Condensed Statement of Operations

	Holdings	Laserscope
	Three Months Ended		Pro Forma		Pro Forma
	April 1, 2006	March 31, 2006	Adjustments		Combined

Net sales	$73,624	$32,009	$—		$105,633
Cost of sales	11,730	12,499	101	(3)	24,330

Gross profit	61,894	19,510	(101)		81,303
Operating expenses
Marketing and selling	27,814	7,058	—		34,872
Research and development	7,782	2,949	—		10,731
General and administrative	6,494	4,777	47	(3)	11,318
Amortization of intangibles	1,841		4,391	(1)	6,232

Total operating expenses	43,931	14,784	4,438		63,153
Operating income	17,963	4,726	(4,539)		18,150
Other income (expense)
Royalty income	453				453
Interest income	322	144			466
Interest expense	(96)	—	(9,226	)(2)	(9,322)
Investment impairment	—				—
Other income (expense)	(146)		—		(146)

Total other income (expense)	533	144	(9,226)		(8,549)
Income before income taxes	18,496	4,870	(13,765)		9,601
Provision for income taxes	7,024	2,079	(5,253	)(4)	3,850

Net income	$11,472	$2,791	$(8,512)		$5,751

Net income per share
Basic	$0.16	$0.13	$—		$0.08
Diluted	$0.16	$0.12	$—		$0.08
Weighted average common shares used in calculation
Basic	69,679	22,327	—		69,679
Diluted	72,040	22,823	—		72,040

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial information.

American Medical Systems Holdings, Inc.
Unaudited Pro Forma Combined Condensed Balance Sheet

	Holdings	Laserscope	Pro Forma		Pro Forma
	April 1, 2006	March 31, 2006	Adjustments		Combined

Assets
Current assets
Cash and cash equivalents	$26,801	$33,234	$(60,035	)(a)	$—
Short term investments	15,593	—	(15,593	)(a)	—
Accounts receivable, net	52,108	23,972	—		76,080
Inventories, net	17,065	27,595	3,171	(b)	47,831
Deferred income taxes	3,202	14,954	(3,085	)(c)	15,071
Other current assets	3,700	3,507	—		7,207

Total current assets	118,469	103,262	(75,542)		146,189
Property, plant and equipment, net	23,655	10,919	2,368	(d)	36,942
Goodwill, net	169,861	655	455,178	(g)	625,694
Intangibles, net, including trademarks	38,737	405	241,596	(e)	280,738
Deferred income taxes	4,072	—	4,818	(c)	8,890
Deferred financing costs		—	21,550	(i)	21,550
Assets held for sale			27,000	(f)	27,000
Investment in technology and other assets	695		—		695

Total assets	$355,489	$115,241	$676,968		$1,147,698

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,921	$7,617	$—		14,538
Accrued compensation expenses	10,006	4,341	—		14,347
Accrued warranty expense	1,697	3,004	—		4,701
Income taxes payable	4,950	—	—		4,950
Other accrued expenses	8,547	6,846	—		15,393
Deferred revenue		4,376	(1,067	)(h)	3,309
Capital leases, current portion	—	19	—		19

Total current liabilities	32,121	26,203	(1,067)		57,257
Long term liabilities
Accumulated post retirement benefit obligation	3,072	—	—		3,072
Senior debt facility			363,983	(i)	363,983
Convertible note payable, net of discount			325,000	(i)	325,000
Deferred tax liabilities			108,086	(c)	108,086
Obligations under capital leases	—	4			4

Total long term liabilities	3,072	4	797,069		800,145
Stockholders’ equity
Common stock	698	86,341	(86,341	)(j)	698
Additional paid-in capital	232,947	—	—		232,947
Accumulated other comprehensive income	2,693	(385)	385	(j)	2,693
Retained earnings (accumulated deficit)	83,958	3,078	(33,078	)(j)(k)	53,958

Total stockholders’ equity	320,296	89,034	(119,034)		290,296

Total liabilities and stockholders’ equity	$355,489	$115,241	$676,968		$1,147,698

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL INFORMATION

The following is a description of pro forma adjustments reflected in the unaudited pro forma combined condensed statements of operations:

1. Reflects the recording of amortization of the estimated $202 million of identifiable intangible assets, consisting primarily of developed and core technology and customer relationships, over a period of between six and fifteen years, with a weighted average life of 11.5 years. The pro forma adjustments to intangible assets are net of the historical book value of intangible assets at Laserscope which are eliminated in the purchase price allocation. The final purchase price allocations, which will be based on third party appraisals, may result in different allocations for tangible and intangible assets than presented in these Unaudited Pro Forma Combined Condensed Financial Statements, and those differences could be material. The following table is presented for illustrative purposes and provides the estimated annual impact on pro forma net income for every incremental million dollars assigned to amortizable intangible assets in the final purchase price allocation:

		Net
Life in	Amortization	Income
Years	Expense	Impact
	(In thousands)

6.0	$167	$(100)
11.5	87	(52)
15.0	67	(40)

2. Reflects the recording of interest expense on the senior debt facility and convertible notes used to finance the purchase of Laserscope, including amortization of deferred financing costs and the discount on the convertible notes. The pro forma interest expense is calculated based on an assumed corporate debt rating of the debt facilities assuming (i) principal payments are made in accordance with the terms, (ii) current forward interest rates for the variable rate senior debt facility, and (iii) convertible notes pricing, resulting in an estimate of the blended interest rate of approximately 5.25% — 5.75% on all outstanding borrowings. The deferred financing costs and the discount on convertible notes are amortized using the effective interest method through the maturity of the respective debt.

Actual interest expense will vary depending on changes in future LIBOR interest rates, on ratings obtained on the senior secured financing and on market conditions for the final pricing of the debt. Every one percent increase in the blended interest rate on the combined debt will have the effect of increasing interest expense by approximately $7 million, and reducing net income by approximately $4 million. Pro forma interest expense reflects borrowings that would have been necessary had the transaction occurred at April 1, 2006, the date of the pro forma balance sheet. Actual interest expense will likely be higher to the extent additional borrowings are necessary to fund integration costs and other corporate activities that have occurred since April 1, 2006. Holdings expects to require additional borrowings of approximately $50 million beyond what is reflected in the pro forma balance sheet when the transaction closes, which would result in additional annual interest expense of approximately $3 million.

3. Reflects an increase in depreciation expense resulting from the fair value adjustments to Laserscope’s property, plant and equipment that will continue to be held and used (see notes to the unaudited pro forma condensed combined balance sheet).

4. Reflects the recording of adjustments to income tax expense that result in recording a combined tax provision as if Laserscope had been combined in the consolidated tax return as of the beginning of the respective periods.

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL INFORMATION — (Continued)

The following is a description of pro forma adjustments reflected in the unaudited pro forma combined condensed balance sheet:

a. Reflects the use of all available Holdings and Laserscope cash and short term investments to partially finance the purchase of Laserscope.

b. Reflects Laserscope inventory at fair value as defined as estimated net realizable value less costs to complete and a normal distribution margin.

c. Reflects the recording of deferred income tax assets and liabilities associated with book-tax basis differences that result from the preliminary purchase price allocation. The deferred income tax assets and liabilities are estimated based on tax-effecting the estimated basis differences at the expected statutory rate of approximately 40%. The deferred tax adjustments result largely from the book-tax basis differences that result from the recording of the intangible assets at fair value for financial reporting purposes, and certain transaction costs that are not immediately deductible.

d. Reflects the property and equipment of Laserscope at estimated fair value, as defined by expected replacement cost.

e. Records the preliminary estimated fair value of identifiable intangible assets, consisting primarily of an estimated $202 million of developed and core technology and customer relationship intangible assets which are amortizable, and $40 million of trademarks which is an indefinite-lived intangible asset and will therefore not be amortized. The fair value of the identifiable intangible assets was preliminarily estimated based on the specific economic attributes of these assets separate and distinct from the overall economic value of the company. This fair value determination was done using the income approach, which incorporates the relationship between anticipated economic cash flows and the uncertainty that those cash flows will occur. This discounted cash flow analysis is based on management’s preliminary estimate of, and beliefs regarding the economic cash flows associated with the acquired developed and core technologies.

f. Adjustment to reclassify the preliminarily estimated fair value of assets identifiable with Laserscope’s aesthetics business to held for sale as it is Holdings’ intention to sell these assets after the acquisition is complete. Holdings has not presented the aesthetics business in the unaudited pro forma combined condensed statements of operations as a discontinued operation because expenses and cash flows are not separately identifiable to this business line.

For periods following the closing of the pending merger, the financial statements of Holdings will treat Laserscope’s aesthetics business as a discontinued operation because it will begin identifying cash flows separately for this business. For these and other reasons, the unaudited pro forma combined condensed financial statements will materially differ from Holdings’ future financial statements and are not indicative of Holdings’ future performance.

g. Adjustment to record goodwill, defined as a preliminary estimate of the excess of the purchase price over the historical net assets of Laserscope, as adjusted to reflect estimates of fair value.

h. Records Laserscope’s historical deferred revenue related to installation, training, repair and maintenance obligations at fair value as defined as estimated cost to complete the service.

i. Records preliminary estimates of the senior debt facility and convertible notes contemplated to finance the pending Laserscope acquisition assuming the full use of our existing cash and short-term investments at April 1, 2006. Also records $22 million in deferred financing costs on the senior credit facility.

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL INFORMATION — (Continued)

j. Represents the elimination of Laserscope’s historical equity balances as a result of the pending acquisition.

k. Represents the impact of a preliminary estimate of in-process research and development costs of $30 million. The estimated value was determined using the excess earnings method, by segregating incremental cash flow forecasts for products and technology under development for which there is no identifiable future use.

DESCRIPTION OF NOTES

We will issue the notes under an indenture dated June 27, 2006 between us, the notes guarantors and U.S. Bank National Association, as trustee. As used in this description, the terms “Holdings,” “we,” “us” or “our” refer only to American Medical Systems Holdings, Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. A copy of the indenture, including a form of the notes, is available upon request.

General

The notes will be limited to $325 million aggregate principal amount, or $373.75 million if the underwriters exercise in full their option to purchase additional notes.

The notes will be our unsecured senior subordinated obligations, subordinate in right of payment to senior debt as described under “— Subordination of the Notes” below. The notes will be convertible as described under “— Conversion by Holders” below. The notes will be issued in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 1, 2036, unless earlier converted, redeemed or repurchased.

The notes will bear interest at the rate of 3 1/4% per year. We will also pay contingent interest (as defined below) on the notes in the circumstances described under “— Contingent Interest.” Interest will be paid on January 1 and July 1 of each year, commencing on January 1, 2007, subject to limited exceptions if the notes are converted, redeemed or repurchased prior to the applicable interest payment date. The record dates for payment of interest will be the June 15 and December 15 of each year immediately preceding the subsequent July 1 and January 1 interest payment date, respectively. Interest will be payable in cash. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes will be guaranteed on an unsecured senior subordinated basis by certain of our significant domestic subsidiaries and certain future domestic subsidiaries in the manner set forth under “— Notes Guarantees.” The notes will be effectively subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries that do not guarantee the notes, including all of our foreign and non-significant domestic subsidiaries.

We will pay principal and interest, including contingent interest, on the notes at the corporate trust office of the notes trustee or at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the office or agency of the notes trustee. At our option, however, we may pay interest by check mailed to your address as it appears in the notes register. However, holders of $2,000,000 or more in principal amount of notes may elect in writing to be paid by wire transfer; provided that any payment to DTC or its nominee will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

We will not be restricted from paying dividends or repurchasing securities or incurring indebtedness under the indenture. The indenture has no financial covenants. Holders of the notes are not protected in the event of a highly leveraged transaction or a change in control of Holdings except as described under “— Repurchase at Option of Holders upon a Designated Event” below.

We may from time to time repurchase the notes in open market purchases or in negotiated transactions without prior notice to the holders.

You are not required to pay a service charge for registration or transfer of notes. We may, however, require you to pay any tax or other governmental charge in connection with the transfer.

Contingent Interest

During any six-month period from January 1 to June 30 and from July 1 to December 31, beginning with the period commencing on July 1, 2011 and ending on December 31, 2011, we will pay contingent interest on the interest payment date for the applicable interest period if the average of the trading price of the notes during the five consecutive trading days immediately before the last trading day before the applicable interest period equals or exceeds 120% of the principal amount of the notes.

On any interest payment date when contingent interest is payable, the contingent interest payable per note will equal 0.25% per year of the average trading price of such note during the applicable five trading-day reference period.

We will notify the holders of the notes on making the determination that they will be entitled to receive contingent interest with respect to any six-month interest period.

For purposes of this section, the “trading price” of the notes on any date of determination has the meaning given such term under “— Conversion by Holders — Conversion Based on Trading Price of Notes.”

Conversion by Holders

You may convert your notes prior to maturity based on an initial conversion rate of 51.5318 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $19.406 per share), only if the conditions for conversion described below are satisfied. Upon conversion of your note you will receive (1) cash and (2) to the extent the conversion value of your note is greater than $1,000, common stock. The conversion rate will be subject to adjustment as described below. If you have delivered a designated event notice, as described below, requiring us to purchase your note, you may surrender your note for conversion only if you withdraw such notice in accordance with the indenture. You may convert fewer than all of your notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Instead of receiving shares of our common stock upon conversion of your note, you will receive for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the twenty consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion reference period.

The “conversion value” for each $1,000 principal amount of notes means the average of the daily conversion values, as defined below, for each of the twenty consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the VWAP of our common stock on such trading day.

The “conversion reference period” means:

•	for notes that are converted after we have delivered a redemption notice to holders under the indenture the twenty consecutive trading days beginning on the third trading day following the redemption date (in case of notes being converted that were previously called for redemption, including a partial redemption, this will only apply to those notes that are subject to redemption);

•	for notes that are converted during the 60 days prior to, but excluding, any scheduled repurchase date or the maturity date of the notes, the twenty consecutive trading days beginning on the third trading day following the relevant repurchase date or the maturity date; and

•	in all other instances, the twenty consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(VWAP per share for such trading day × applicable conversion rate) − $1,000
VWAP per share for such trading day           ×            20

The “VWAP” per share of our common stock on any trading day means the volume weighted average price as displayed on Bloomberg (or any successor service) page “AMMD EQUITY VAP” in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which the Nasdaq Stock Market or, if our common stock is not quoted on the Nasdaq Stock Market, the principal national or regional securities exchange on which our common stock is listed, is open for trading or, if our common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the twenty consecutive trading days of the conversion reference period.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the later of the conversion date and the date all calculations necessary to make such payment and delivery have been made, but in no event later than five trading days after the later of such dates.

The ability to surrender notes for conversion will expire at the close of business on the trading day immediately preceding the stated maturity date.

Conversion Based on Common Stock Price

Except as described below under “— Restrictions on Conversion Imposed by the Proposed Credit Facility,” you may surrender your notes for conversion during any calendar quarter beginning after September 30, 2006, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the VWAP of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the conversion price on the last day of such preceding calendar quarter.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent.

The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing at any time after September 30, 2006 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee. If the notes are so convertible, we or the conversion agent shall notify you of such convertibility in the manner provided in the indenture.

Conversion Based on Trading Price of Notes

Except as described below under “— Restrictions on Conversion Imposed by the Proposed Credit Facility,” holders may surrender notes for conversion during any five trading day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the VWAP of our common stock for each day in that period and the conversion rate per $1,000 principal amount of notes (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount obtained by the trustee for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. We will provide prompt written notice to the trustee identifying the three independent nationally recognized securities dealers selected by us. If the trustee cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then:

•	for purposes of any determination of whether contingent interest is payable or of the amount of any contingent interest, the trading price of the notes on any date of determination will equal (1) the applicable conversion rate of the notes as of the date of determination multiplied by (2) the VWAP of our common stock on the five trading days ending on the date of determination; and

•	for purposes of this subsection, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of VWAP of our common stock and the conversion rate per $1,000 principal amount of notes.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination. We shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the VWAP of our common stock and the conversion rate per $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the VWAP of our common stock and the conversion rate per $1,000 principal amount of the notes.

Whenever the notes shall become convertible pursuant to this section, we or the conversion agent shall notify you of the event triggering such convertibility in the manner provided in the indenture.

Conversion Upon Specified Distributions of Our Common Stock

Except as described below under “— Restrictions on Conversion Imposed by the Proposed Credit Facility,” if we:

•	distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance, common stock at less than the then current market price of our common stock, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities which distribution has a per share value exceeding 7.5% of the VWAP of our common stock on the business day preceding the declaration date for such distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given the notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the trading day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon the specified distributions above if the holder will participate in such distribution due to the participation of holders of the notes in such distribution.

We will agree in the indenture that we will not make any distribution of the type described above unless all conversions of notes that might result will not be restricted by the provisions described in “— Restrictions on Conversion Imposed by the Proposed Credit Facility” below.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if the notes are not otherwise convertible at such time. We will notify the holders of notes and the trustee of their ability to convert their notes in the applicable redemption notice.

Conversion Upon Designated Event

We will notify the holders of notes and the trustee at least 15 trading days prior to the anticipated effective date of any designated event (or an event that would have been a designated event but for the existence of the Stock-for-Stock Transaction exception set forth below under “— Repurchase at Option of Holders upon a Designated Event”) as defined below, under “— Repurchase at Option of Holders upon a Designated Event,” that we know or reasonably should know will occur. If we do not know, and should not reasonably know, that a designated event will occur until a date that is within 15 trading days before the anticipated effective date of such designated event or other applicable event, we will notify the holders and the trustee promptly after we have knowledge of such designated event or such other event. Holders may surrender notes for conversion at any time beginning 15 trading days before the anticipated effective date of a designated event (or an event that would have been a designated event but for the existence of the Stock-for-Stock Transaction exception set forth below under “— Repurchase at Option of Holders upon a Designated Event”) and until the trading day prior date of the designated event (or other applicable event).

Conversion at Scheduled Repurchase Date or Final Maturity

Holders may surrender notes for conversion at any time during the period beginning 60 days prior to, but excluding, any scheduled repurchase date or final maturity date.

Restrictions on Conversion Imposed by the Proposed Credit Facility

Even if the notes are otherwise convertible as described above under “— Conversion Based on Common Stock Price,” “— Conversion Based on Trading Price of Notes” and “— Conversion Upon Specified Distributions on Our Common Stock,” unless convertible pursuant to one of the other circumstances described below, the notes will not be convertible if, at the time you tender your notes for conversion, there exists a default or event of default under the Proposed Credit Facility, or a default or event of default thereunder would result from such conversion. Your inability to convert your notes because of this circumstance will not constitute a default or event of default under the indenture governing the notes. See “Description of Proposed Senior Secured Credit Facility.”

The term “credit agreement” means the Credit and Guaranty Agreement to be entered into by and among AMS, as borrower, Holdings and certain of our direct and indirect subsidiaries, as guarantors, CIT Capital Securities, as lead arranger, sole bookrunner and syndication agent, and CIT Healthcare LLC as administrative agent and collateral agent and the lenders to be identified therein, or a substitute credit agreement entered into in lieu thereof to finance the Laserscope acquisition, provided that in each case, the terms and conditions of such Credit and Guaranty Agreement are substantially consistent with the terms and conditions set forth in that certain commitment letter, dated June 3, 2006, from CIT Healthcare LLC to American Medical Systems, Inc., and the summary of terms and conditions attached as exhibit A thereto, and any amendment, modification, renewal, extension, or refinancing of such credit and guaranty agreement; provided that such amended, modified, renewed, extended, or refinanced credit and guaranty agreement is (i) an unsubordinated credit facility with a group of institutional lenders secured by a substantial portion of our assets and our subsidiaries and guaranteed by a substantial portion of our subsidiaries and (ii) contains restrictions on conversion of the notes (including, without limitation, the provision by us for the cash payment upon conversion of the notes), which restrictions shall not be materially less favorable to the holders of the notes than the terms of the credit and guaranty agreement as initially entered into pursuant to and as contemplated by the commitment letter.

If the notes would be convertible but are not convertible because of the restrictions described in this section and you tender your notes for conversion, we will use reasonable efforts to permit such conversions, which may include, without limitation, seeking to obtain the consent from our lenders under the credit agreement, attempting to refinance the debt under the credit agreement and the issuance and sale of additional equity securities. If despite our reasonable efforts conversions continue to be prohibited, we will promptly inform such converting holder and return such holders notes and the related notice of conversion will be deemed to be revoked to the extent of such returned notes.

We cannot assure you that the lenders under the credit agreement will consent to the conversion of the notes after we seek their consent. In addition, there can be no assurance that our efforts to refinance the credit agreement and take such other actions as may be required to permit conversions will be sufficient. Moreover, although we have obtained a commitment letter describing the terms of the credit agreement, the terms and conditions of the credit agreement, including default provisions and restrictions on payments of cash with respect to the notes and other restrictions on the convertibility of the notes, will not be final until we enter into the definitive credit agreement and we cannot provide you with a complete description of those terms and conditions at this time. You must therefore make your decision regarding an investment in the notes without the benefit of a detailed description of such provisions. See “Risk Factors — We may not have the funds to pay the amounts due upon conversion of the notes or to repurchase the notes when necessary, and the Proposed Credit Facility is expected to contain limitations on our ability to pay the principal return in cash to holders of notes upon conversion or to repurchase the notes under certain circumstances.”

Conversion Procedures

To convert a note, you must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

•	surrender your note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

•	if required, pay all transfer or similar taxes.

On conversion of a note, you will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash instead of common stock) received by you upon conversion. Delivery to you of the full number of shares of common stock into which the note is convertible (or any cash in instead of common stock), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been called for redemption under the indenture, in which case no such payment will be required.

The conversion rate will not be adjusted for accrued interest. For a discussion of the tax treatment of a conversion of the notes, see “Certain U.S. Federal Income Tax Considerations.”

Conversion Rate Adjustments

The initial conversion rate will be adjusted for certain events, including:

(1) the issuance of our common stock as a dividend or distribution to all holders of our common stock, or certain subdivisions and combinations of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR 1	=	CR 0	×	OS 1 OS 0

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
OS0	=	the number of shares of our common stock outstanding at the close of business on the record date
OS1	=	the number of shares of our common stock that would be outstanding immediately after such event

(2) the issuance to all or substantially all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) for a period expiring 45 days or less from the date of issuance of such rights or warrants at less than (or having a conversion price per share less than) the current market price of our common stock (provided that the conversion rate will be readjusted upon expiration of such rights or warrants to the extent that such rights or warrants are not exercised prior to the expiration), in which event the conversion rate will be adjusted based on the following formula:

CR 1	=	CR 0	×	OS0 + X OS0 + Y

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
OS0	=	the number of shares of our common stock outstanding at the close of business on the record date
X	=	the total number of shares of our common stock issuable pursuant to such rights
Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the VWAPs of our common stock for the ten consecutive trading days prior to the trading day immediately preceding the announcement of the issuance of such rights

(3) the dividend or other distribution to all holders of our common stock in shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets or property (excluding any dividend, distribution or issuance covered by clause (1) or (2) above or (4) or (5) below) in which event the conversion rate will be adjusted based on the following formula:

CR 1	=	CR 0	×	SP0 SP0 −FMV

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
SP0	=	the current market price
FMV	=	the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

(4) the dividend or other distribution to all holders of our common stock of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (“Spin Adjustment”), in which event the conversion rate will be adjusted based on the following formula:

CR 1	=	CR 0	×	FMV0 + MP0 MP0

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
FMV0	=	the average of the volume weighted average prices as displayed on Bloomberg of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days commencing on and including the fifth trading day after the date on which “ex-distribution trading” commences for such dividend or distribution on the Nasdaq Stock Market or such other national or regional exchange or market on which the securities are then listed or quoted (the “ex date”) and if shares of such capital stock or equity interest are not so listed or quoted, the fair market value as determined in good faith by our board of directors
MP0	=	the average of the VWAPs of our common stock over the 10 consecutive trading days commencing on and including the fifth trading day after the ex date

In lieu of making an adjustment to the conversion rate in the event of a Spin Adjustment under clause (4) above, we may, at our option, elect to reserve such capital stock or similar equity interests (the “Spin Securities”) to be distributed in such Spin Adjustment for the benefit of the holders of notes such that the holders shall receive such Spin Securities upon conversion of their notes provided that the following conditions are satisfied:

•	there is no adverse tax consequence to a holder in receiving such Spin Securities in lieu of an adjustment to the conversion rate; and

•	upon receipt of such Spin Securities by the holder, such Spin Securities may be transferred by the holder without restriction under the Securities Act.

(5) dividends or other distributions consisting exclusively of cash to all holders of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR 1	=	CR 0	×	SP0 SP0 −C

where,

CR0	=	the conversion rate in effect at the close of business on the record date
CR1	=	the conversion rate in effect immediately after the record date
SP0	=	the current market price
C	=	the amount in cash per share we distribute to holders of our common stock

(6) we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer by us or one of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the current market price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR 1	=	CR 0	×	FMV + (SP1 × OS1) OS0 × SP1

where,

CR0	=	the conversion rate in effect on the expiration date
CR1	=	the conversion rate in effect immediately after the expiration date
FMV	=	the fair market value (as determined by our board of directors in good faith) of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”)
SP1	=	the VWAP of our common stock on the trading day next succeeding the expiration date
OS1	=	the number of shares of our common stock outstanding immediately after the expiration date less any purchased shares
OS0	=	the number of shares of our common stock outstanding immediately after the expiration date, including any purchased shares

“Current market price” of our common stock on any day means the average of the VWAP of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the ex-trading date with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, “ex-trading date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

“Record date” means, for purpose of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

In addition, the indenture will provide that, upon conversion of the notes, holders will receive, to the extent that we deliver shares of common stock upon such conversion, the rights related to such common stock pursuant to any future shareholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock (assuming for such purposes such conversion were settled entirely in our common stock and without giving effect to any adjustment to the conversion rate with respect to a business combination constituting a designated event as described in “— Make Whole Premium Upon Designated Event”) immediately prior to such business combination, except that such holders will not receive a make whole premium if such holder does not convert its notes “in connection with” the relevant designated event. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the notes shall be convertible from and after the effective date of such business combination into the form of consideration elected by a majority of our stockholders in such business combination. Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the net share settlement provisions of the notes following such business combination to the extent feasible. We may not become a party to any such transaction unless its terms are consistent with the preceding.

The indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any federal income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for U.S. federal income tax purposes.

For U.S. federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See “Certain U.S. Federal Income Tax Considerations.” Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Optional Redemption

At any time on or after July 6, 2011, we may redeem some or all of the notes, at our option, upon not less than 20 nor more than 60 days’ prior notice, at the prices set forth below. If the redemption date is an interest payment date, we will pay interest to the record holders as of the relevant record date.

The redemption price, expressed as a percentage of the principal amount, is as follows for the following periods:

Redemption
Period	Price
Beginning on July 6, 2011 and ending on June 30, 2012	100.929%
Beginning on July 1, 2012 and ending on June 30, 2013	100.464%

and thereafter at 100% of the principal amount. In each case, we will pay interest to, but excluding, the redemption date.

No sinking fund will be provided for the notes. We may not redeem the notes if there is a default under the indenture. See “Events of Default and Remedies” below.

Repurchase at Option of the Holder

You have the right to require us to repurchase the notes for cash on July 1, 2013, July 1, 2016, July 1, 2021, July 1, 2026 and July 1, 2031. We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the trustee in accordance with the provisions of the indenture. The repurchase price payable for a note will be equal to 100% of the principal amount, plus accrued and unpaid interest, including contingent interest, to, but excluding, the repurchase date. You must deliver this written repurchase notice during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately prior to the repurchase date. If a repurchase notice is given by a holder and withdrawn by a holder during that period, we will not be obligated to repurchase the notes listed in the notice. If the repurchase date is an interest payment date, we will pay interest to the record holders as of the relevant record date.

We will be required to give notice to you on a date not less that 20 business days prior to each applicable repurchase date, as provided in indenture, stating among other things:

•	The amount of the repurchase price; and

•	The procedures that holders must follow to require us to repurchase their notes:

If you elect to submit your notes for repurchase, you must submit a repurchase notice that shall state:

•	if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any written repurchase notice that you have previously delivered to us by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately prior to the repurchase date. Your withdrawal notice must state:

•	the principal amount of the notes to be withdrawn;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office, or any other office of the paying agent, prior to, on or at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note, then, on and after the later of the repurchase date or the date such cash is first held the note will cease to be outstanding and all other rights of the note holder will terminate, other than the right to receive the repurchase price upon delivery of the note. This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

No notes may be repurchased by us at the option of the holders if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date. We may be unable to repurchase the notes if you elect to require us to repurchase the notes pursuant to this provision. If you elect to require us to repurchase the notes we may not have enough funds to pay the repurchase price for all tendered notes. We expect that the Proposed Credit Facility will contain provisions prohibiting repurchase of the notes under certain circumstances. If you elect to require us to repurchase the notes at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent to repurchase, or successfully refinance the notes, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of the Proposed Credit Facility and may constitute an event of default under any further agreement governing our indebtedness. Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

We will comply with the provisions of Rule 13e-4 and any other rules under the Securities Exchange Act of 1934 that may be applicable. We will file, if required, a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

Repurchase at Option of Holders Upon a Designated Event

If a designated event occurs after issuance of the notes, you will have the right, at your option, to require us to repurchase all or any portion of your notes 40 days after we mail holders a notice of the occurrence of a designated event. The repurchase price we are required to pay will be equal to 100% of the principal amount of the notes submitted for repurchase, plus accrued and unpaid interest, including contingent interest, to, but excluding, the repurchase date. If a repurchase date is an interest payment date, we will pay the interest that is due and payable on such date to the record holder on the applicable record date.

A designated event will be considered to have occurred if:

•	our common stock or other common stock into which the notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States; or

•	one of the following “change in control” events occurs:

(1) the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(2) our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly owned subsidiaries, other than:

•	any transaction that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•	any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in the reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

(3) during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors, together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

Notwithstanding the foregoing, an event of the type described in paragraph (2) above will not constitute a change of control if 90% of the consideration for the common stock (excluding cash payments for fractional shares) in the transaction or transactions constituting the change of control consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq Stock Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value in the form of such common stock (“Stock-for Stock Transaction”).

Under the above definition of continuing director, if the current board of directors approved a new director or directors and then resigned, no change in control would occur. The interpretation of the phrase “all or substantially all” used in the definition of change in control would likely depend on the facts and circumstances existing at such time. As a result, there may be uncertainty as to whether or not a sale or transfer of “all or substantially all” of our assets has occurred.

We will be required to mail holders of notes a notice within 15 days after the occurrence of a designated event. The notice must describe, among other things, the designated event, the holder’s right to elect repurchase of the notes and the repurchase date. We must deliver a copy of the notice to the notes trustee and cause a copy, or a summary of the notice, to be published in a newspaper of general circulation in New York, New York. You may exercise your repurchase rights by delivering written notice to us or the paying agent. The notice must be accompanied by the notes duly endorsed for transfer to us. You must deliver the exercise notice on or before the close of business on the business day immediately preceding the repurchase date.

You may require us to repurchase all or any portion of your notes upon a designated event. We may not have sufficient cash funds to repurchase the notes upon a designated event. We expect that the Proposed Credit Facility will prohibit us from paying the repurchase price. If we are prohibited from repurchasing the notes, we could seek consent from our lenders to repurchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. If we were unable to obtain a consent or refinance, we would be prohibited from repurchasing the notes. If we were unable to repurchase the notes upon a designated event, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the designated event may be an event of default under our other debt. As a result, we would be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

The change in control feature that is part of the designated event may not necessarily afford you with protection in the event of a highly leveraged transaction, a change in control or similar transactions involving us. We could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but that would increase the amount of our senior debt or other debt. We are not prohibited from incurring senior debt or debt under the indenture. If we incur significant amounts of additional debt, this could have an adverse effect on our ability to make payments on the notes.

In addition, our management could undertake leveraged transactions that could constitute a change in control. The board of directors will not have the right under the indenture to limit or waive the repurchase right in the event of these types of leveraged transactions. Our requirement to repurchase notes upon a designated event could delay, defer or prevent a change of control. As a result, the repurchase right may discourage:

•	a merger, consolidation or tender offer;

•	the assumption of control by a holder of a large block of our shares; and

•	the removal of incumbent management.

The repurchase feature is not the result of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by us to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a change of control, although it is possible that we would decide to do so in the future.

The Exchange Act and the SEC rules thereunder require the distribution of specific types of information to security holders in the event of issuer tender offers. These rules may apply in the event of a repurchase. We will comply with these rules to the extent applicable.

Make Whole Premium Upon Designated Event

If a designated event, as defined above under “— Repurchase at Option of Holders upon a Designated Event” occurs at any time prior to July 1, 2013, we will pay, to the extent described below, a make whole premium if you convert your notes in connection with any such transaction by increasing the conversion rate applicable to such notes if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a designated event if the conversion notice is received by the conversion agent on or subsequent to the date 15 trading days prior to the date announced by us as the anticipated effective date of the designated event but before the close of business on the trading day immediately preceding the related designated event date. Any make whole premium will have the effect of increasing the amount of cash, securities or other assets otherwise due to the applicable conversion rate will be determined by reference to the below and is based on the date on which the designated event becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “stock price,” paid, or deemed to be paid, per share of our common stock in the transaction constituting the designated event, subject to adjustment as described below. If holders of our common stock receive only cash in the designated event, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the VWAP of our common stock for each of the 10 trading days immediately prior to but not including the effective date.

The following table shows the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below.

Make Whole Premium Upon Designated Event (Increase in Applicable Conversion Rate)

Stock Price on	June 27,	July 1,	July 1,	July 1,	July 1,	July 1,	July 1,	July 1,	July 1,
Effective Date	2006	2006	2007	2008	2009	2010	2011	2012	2013
$15.22	14.17	14.17	14.17	14.17	14.17	14.17	14.17	14.17	14.17
$20.00	10.18	10.18	9.40	8.34	7.05	5.18	0.77	0.77	0.77
$25.00	6.76	6.76	6.06	5.24	4.07	2.49	0.40	0.40	0.00
$30.00	4.95	4.95	4.29	3.70	2.74	1.42	0.33	0.33	0.00
$35.00	3.65	3.65	3.14	2.71	1.93	1.05	0.29	0.29	0.00
$40.00	2.84	2.84	2.45	2.14	1.50	0.83	0.25	0.25	0.00
$45.00	2.28	2.28	1.96	1.73	1.21	0.68	0.22	0.22	0.00
$50.00	1.85	1.85	1.59	1.43	1.00	0.58	0.20	0.20	0.00
$55.00	1.53	1.53	1.31	1.20	0.84	0.50	0.18	0.18	0.00
$60.00	1.30	1.30	1.11	1.02	0.72	0.43	0.17	0.17	0.00
$65.00	1.09	1.09	0.94	0.88	0.62	0.38	0.15	0.15	0.00
$70.00	0.92	0.92	0.79	0.76	0.54	0.34	0.14	0.14	0.00

The actual stock price and effective date may not be set forth on the table, in which case:

•	if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable.

•	if the stock price on the effective date exceeds $70.00 share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

•	if the stock price on the effective date is less than $15.22 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “— Conversion Procedures” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under ‘‘— Conversion Procedures,” other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.

The additional shares, if any, or any cash delivered to satisfy our obligations to holders that convert their notes in connection with a designated event will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the designated event transaction.

Our obligation to deliver the additional shares, or cash to satisfy our obligations, to holders that convert their notes in connection with a designated event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Subordination of the Notes

The notes will be:

•	our senior subordinated, unsecured obligations;

•	subordinated in right of payment to the senior debt that we expect to incur in connection with the Laserscope acquisition;

•	effectively subordinated to the indebtedness and other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, including all of our foreign subsidiaries and our non-significant domestic subsidiaries; and

•	equal or senior in right of payment with all of our debt other than the senior debt.

The payment of the principal of, premium, if any, and interest, including contingent interest, on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt.

If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we must pay the holders of senior debt in full before we pay the holders of the notes. The indenture will require that we promptly notify holders of senior debt if payment of the notes is accelerated because of an event of default under the indenture.

We may not make any payment on the notes or redeem, purchase or otherwise acquire the notes if:

•	a default in the payment of any senior debt occurs and is continuing beyond any applicable period of grace, or

•	any other default under the terms of any senior debt occurs and is continuing that permits holders of the senior debt to accelerate its maturity and the trustee receives a payment blockage notice from us or any other person permitted to give such notice under the indenture.

Notwithstanding the foregoing, for purposes of the subordination provisions of the indenture, the issuance and delivery of junior securities by us in connection with any conversion of notes by a holder shall not be deemed to constitute a payment on the notes or any purchase or other acquisition of the notes by us. The term “junior securities” means shares of stock of any class of us or our securities that are subordinated in right of payment to all senior debt that may be outstanding at the time of delivery of such securities to substantially the same extent as, or a greater extent than, the notes are so subordinated as provided by these subordination provisions and which otherwise have terms no less advantageous to senior debt than the terms herein.

We are required to resume payments on the notes:

•	in case of a payment default of any senior debt, upon the date on which such default is cured or waived or ceases to exist, and

•	in case of a nonpayment default under the terms of any senior debt, the earliest to occur of (i) the date on which such nonpayment default is cured or waived or ceases to exist, (ii) 179 days after the date on which the payment blockage notice is received and (iii) the date such payment blockage period shall have been terminated by written notice to us or the trustee from the person initiating such payment blockage period; provided, however, that if the maturity of such senior debt is accelerated, no payment may be made on the notes until such senior debt has been discharged or paid in full or such default has been cured or waived.

No new period of payment blockage may be commenced for a default unless 365 days have elapsed since our receipt of the prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee will be, or can be made, the basis for the commencement of a subsequent payment blockage period whether or not within a period of 365 consecutive days.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior debt to the extent necessary to make payment in full of all senior debt remaining unpaid.

As of April 1, 2006, on a pro forma basis after giving effect to the offering of these notes, the consummation of the Laserscope acquisition and the incurrence of debt under the Proposed Credit Facility described in “Summary — Recent Developments”, we would have had $689 million of indebtedness outstanding, including $364 million of senior debt and $325 million of senior subordinated debt, while our subsidiaries that do not guarantee the notes would have had indebtedness and other liabilities, including trade payables, but excluding inter-company liabilities and liabilities of a type not required to be reflected as a liability on a balance sheet, of approximately $6.8 million. Actual borrowings will be higher to fund integration costs and other corporate activities that have occurred since April 1, 2006. We expect to require additional borrowings under the Proposed Credit Facility of approximately $50 million beyond what is reflected above.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the note holders.

“Senior debt” means the principal of, premium, if any, interest on, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or under, the credit agreement (as defined) and any guarantees thereof (including by any pledge, lien or security interest of collateral with respect thereto),as such facility may be amended, modified or supplemented from time to time, including any deferrals, renewals, extensions, refinancings or refundings thereof; provided, however, the committed availability of such facility as a result of any such deferral, renewal, extension, refunding, refinancing, amendment, modification or supplement shall not exceed the proposed initial committed availability of such facility as of the date hereof of $600 million (provided however, that such amount may be increased by an amount not to exceed $50 million pursuant to the terms of the credit agreement); and provided, further, such facility and the indebtedness thereunder is secured by our assets.

Limitation on Incurring Senior Subordinated Indebtedness

The indenture will provide that we shall not, directly or indirectly, incur, or suffer to exist, any indebtedness that by its terms expressly rank senior in right or payment to the notes and subordinate in right of payment to any senior debt.

For purposes of the indenture for the notes, “incur” means, with respect to any indebtedness or other obligations to any person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such indebtedness or other obligation on the balance sheet of such person (and “incurrence,” “incurred” and “incurring” shall have the meanings correlative to the foregoing). Indebtedness of any person or company that we acquire or any of such person or company’s subsidiaries existing at the time such person or company becomes our subsidiary (or is merged into or consolidated with any subsidiary of us), whether to not such indebtedness was incurred in connection with, as a result of, or in contemplation of, such person or company becoming a subsidiary of us (or being merged into or consolidated with us or any subsidiary), shall be deemed incurred at the time any such person or company becomes a subsidiary or merges into or consolidates with us or any of our subsidiaries.

Ranking of the Guarantees

Each of the notes guarantees will be:

•	unsecured senior subordinated obligations of each of the notes guarantors;

•	subordinated in right of payment to the guarantee obligations of the notes guarantors of the senior debt that we expect to incur in connection with the Laserscope acquisition; and

•	equal or senior in right of payment with all debt of each notes guarantors other than the senior debt.

A portion of our operations are conducted through our non-guarantor subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent in part upon the earnings of these non-guarantor subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. If the ability of our non-guarantor subsidiaries to make these distributions were restricted, by law or otherwise, then we would not be able to use the cash flow of our non-guarantor subsidiaries to make payments on the notes.

We have a stockholder’s claim on the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors (including trade creditors) of our subsidiaries have against those subsidiaries. Holders of the notes will only be creditors of Holdings and those of Holdings’ subsidiaries that are notes guarantors. In the case of Holdings’ subsidiaries that are not notes guarantors, all the existing and future liabilities of such subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes. The liabilities, including contingent liabilities, of Holdings’ subsidiaries that are not notes guarantors may be significant in future periods. As of April 1, 2006, the total balance sheet liabilities of our subsidiaries that are not notes guarantors (including trade creditors but excluding intercompany obligations to us and our subsidiaries) would have been approximately $6.8 million.

All of our obligations under the indenture will be fully and unconditionally guaranteed, on a senior subordinated, unsecured basis, by each notes guarantor. The notes guarantees will be subordinated to the senior debt of the notes guarantors and guarantees of the notes guarantors of senior debt, to the same extent and in the same manner as the notes are subordinated to the senior debt. See “— Subordination of the Notes.”

For fiscal 2005, the subsidiaries of Holdings that are not notes guarantors had:

•	assets (excluding intercompany receivables from and investments in Holdings and it subsidiaries and excluding goodwill) of approximately $65 million, representing approximately 35% of Holdings’ consolidated total assets as of April 1, 2006 (excluding goodwill) of which approximately half were assets of foreign subsidiaries; and

•	net sales of $50 million, representing approximately 19% of Holdings’ consolidated net sales of $263 million for fiscal 2005.

A notes guarantor will be released:

•	in connection with any sale or other disposition of all or substantially all of the assets or all of the capital stock of that notes guarantor (including by way of merger or consolidation) to a person that is not (either before or after giving effect to such transaction) Holdings or a domestic subsidiary of Holdings; or

•	upon the delivery by Holdings to the trustee of an officers’ certificate certifying compliance with certain requirements of the indenture after giving effect to such release.

Holdings shall cause each domestic subsidiary that is not a notes guarantor and each person that becomes a domestic subsidiary following the issue date (excluding, at Holdings’ option, domestic subsidiaries that have a book value of total assets equal to or less than $5 million) to execute and deliver to the trustee a supplemental indenture to the indenture providing for a notes guarantee at the time such person becomes a domestic subsidiary or the book value of its assets exceeds $5 million, subject to the exceptions set forth below in the case of two of our existing domestic subsidiaries, TherMatrx, Inc., or TherMatrx, and American Medical Systems Gynecology, Inc., or AMSG, and in the case of any other entity that becomes a domestic subsidiary as a result of an acquisition by us or one of our subsidiaries. We intend to transfer substantially all of the assets, with the possible exception of goodwill, of TherMatrx and AMSG to certain notes guarantors. We will agree to add each such subsidiary as a notes guarantor no later than July 1, 2007, in each case, in the event that, despite such planned transfers, such subsidiary continues to have assets with a book value in excess of $5 million (excluding for these purposes any goodwill existing at the date of the original issuance of the notes). Until such time, such subsidiaries will not be required to be added as notes guarantors, unless we or our subsidiaries transfer substantial additional assets into such subsidiaries (in which case, we have agreed to add them as notes guarantors at the time of such transfers). In addition, in the event an entity becomes a domestic subsidiary as a result of an acquisition after the date of original issuance of the notes (other than Laserscope and its subsidiaries), we may defer adding it as a notes guarantor for up to 90 days after it first becomes a domestic subsidiary (a deferral period) if we have made a good faith determination that by the end of such deferral period the book value of the total assets of such domestic subsidiary will be equal to or less than $5 million as a result of planned transfers of assets to one or more other notes guarantors.

Notwithstanding the foregoing, at no time shall all of Holdings’ domestic subsidiaries that are not notes guarantors have an aggregate book value of total assets that exceeds 10% of the net tangible assets of Holdings (exclusive of its foreign subsidiaries) and all of its domestic subsidiaries (exclusive of their foreign subsidiaries). For purposes of the above calculation, (i) aggregate book value of the assets of a non-guarantor subsidiary shall be based on the balance sheets of such non-guarantor used in the preparation of the most recent consolidated financial statement of Holdings required to be delivered to the trustee or, if sooner, filed with the SEC; provided, that, for purposes of any such calculation prior to July 1, 2007, the assets of TherMatrx and AMSG shall be excluded and, for purposes of any such calculation on or after July 1, 2007, the assets of TherMatrx and AMSG that constitute goodwill shall be excluded, in each case, notwithstanding the fact that such subsidiaries are non-guarantors as of the date of such calculation; and, provided further that the assets of domestic subsidiaries that are subject to a deferral period shall be excluded for purposes of any such calculation made during the applicable deferral period, up to a maximum not to exceed $75 million in the aggregate for all such excluded assets at any given time and (ii) “net tangible assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Holdings and its domestic subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) after giving effect to purchase accounting and after deducting therefrom, current liabilities and, to the extent otherwise included in the determination of net tangible assets, the amounts of (without duplication): (a) the excess of cost over fair market value of assets or businesses acquired; (b) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization, research and developmental expenses and other intangible items; (c) minority interests in domestic subsidiaries held, directly or indirectly, by persons other than Holdings; (d) treasury stock; (e) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in current liabilities; and (f) the value of any capital stock of any foreign subsidiary of Holdings.

Under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the notes guarantees. If this were to occur, we would also be unable to access the assets of the notes guarantors to service the notes to the extent the notes guarantors were restricted from distributing funds to us.

Events of Default and Remedies

The following events will constitute an “event of default” under the indenture:

•	failure to pay the principal or premium, if any, on any of the notes when due, whether or not prohibited by the subordination provisions of the indenture;

•	failure to pay interest, including contingent interest, if any, on the notes when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

•	failure to perform any covenant in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

•	failure to comply with our obligation to convert the notes into cash and, if applicable, common stock, upon exercise of a holder’s conversion right and such failure continues for a period of 10 calendar days;

•	failure to repurchase any notes on a designated event repurchase date or on a repurchase date or redeem any notes on a redemption date;

•	failure to provide timely notice of a designated event;

•	failure by us or any of our significant subsidiaries or notes guarantors to make any payment at maturity on any indebtedness, including any applicable grace period, in an amount in excess of $10 million, and such amount has not been paid or discharged within 30 days after notice is given in accordance with the indenture;

•	a default by us or any of our significant subsidiaries or notes guarantors on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $10 million, without this indebtedness being discharged or the acceleration being rescinded or annulled for 30 days after notice is given in accordance with the indenture;

•	certain events involving bankruptcy, insolvency or reorganization of us or any notes guarantor; or

•	any of the notes guarantees cease to be in full force and effect (other than in accordance with the terms of such notes guarantee) or any notes guarantor denies or disaffirms its obligations under its notes guarantee.

The trustee is generally required under the indenture, within 30 days after its becoming aware of a default, to provide holders written notice of all incurred default. However, the trustee may, except in the case of a payment default on the notes, withhold this notice of default if it determines that withholding the notice is in the best interest of the holders.

If an event of default has occurred and is continuing (other than with respect to events of bankruptcy, insolvency or reorganization with respect to us), the trustee or the holders of not less than 25% in principal amount of outstanding notes may declare the principal and premium, if any, and accrued interest, including contingent interest, on the notes to be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the indenture, rescind the acceleration of the principal of and premium, if any, and accrued interest, including contingent interest, on the notes, other than the payment of principal of the notes that has become due other than because of the acceleration. If an event of default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing with respect to us, all unpaid principal and premium, if any, of and accrued interest, including contingent interest, on the outstanding notes would become due and payable immediately without any declaration or other act on the part of the trustee or holders of notes.

Holders of a majority in principal amount of outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the notes trustee or exercising any trust or power conferred on the trustee, subject to specified limitations. Before exercising any right or power under the indenture at the direction of the holders, the trustee will be entitled to receive from such holders reasonable security or indemnity against any costs, expenses and liabilities that it might incur as a result.

Before the holder of a note may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

•	the holder must have given the trustee written notice of a continuing event of default;

•	the holders of at least 25% of the aggregate principal amount of all outstanding notes must make a written request of the trustee to take action because of the default:

•	holders must have offered reasonable indemnification to the trustee against the cost, expenses and liabilities of taking action;

•	the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the notes then outstanding.

These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest, including contingent interest, on a note or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default, except if:

•	we fail to pay the principal of, premium or interest, including contingent interest, on any note when due;

•	we fail to convert any note into cash or, if applicable, common stock; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

We will send the trustee annually a statement as to whether we are in default and the nature of any default under the indenture.

We expect that the occurrence of a designated event and the giving of notice of an anticipated designated event will result in the occurrence of a default or event of default under the Proposed Credit Facility.

Consolidation, Merger or Transfer of Assets

The indenture provides that we may not consolidate with or merge into any person (unless we are the surviving person) or convey, transfer or lease our properties and assets substantially as an entity to another person unless:

•	the resulting, surviving or transferee person is either (1) a corporation or (2) a limited liability company, partnership or trust and as a result of such transaction the notes will not become convertible into the equity interests of such entity, in each case organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such person (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a designated event of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding notes affected is required to make a modification or amendment to the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

•	change the stated maturity of any note;

•	reduce the interest rate, including the rate of contingent interest, or extend the time of payment of interest on any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	adversely change our obligation to repurchase any note upon a designated event or a repurchase date;

•	adversely change the holder’s right to institute suit for the payment of any note or any notes guarantees or with respect to the conversion of any note;

•	change the currency in which any note is payable;

•	adversely modify the right to convert the notes;

•	adversely modify the subordination provisions of the notes or the notes guarantees; or

•	reduce the percentage required to consent to modifications and amendments.

Without the consent of any holder of notes, the trustee and we and a notes guarantor, if applicable, may amend the indenture:

•	to evidence a successor to us or a notes guarantor and the assumption by that successor of the obligations under the indenture and the notes or a notes guarantee, as applicable;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our or a notes guarantor’s obligations in respect of the notes or a notes guarantee, respectively;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the Commission in order to effect or maintain qualification of the indenture under the Trust Indenture Act of 1939, as amended, as contemplated by the indenture or otherwise;

•	adding any notes guarantors as permitted under the indenture;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us and any notes guarantor with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, a redemption date, a repurchase date, a designated event purchase date, upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. If we discharge our obligations under the indenture, the notes guarantors will be released from their obligations under the notes guarantees.

Global Notes; Book Entry; Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any contingent interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including any contingent interest) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Governing Law

The notes and the indenture will be governed by the laws of the State of New York.

Concerning the Trustee

We have appointed the trustee as the initial paying agent, conversion agent, registrar and custodian for the notes. We may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business. In addition, the trustee and its affiliates may in the future provide banking and other services to us in the ordinary course of their business.

If the trustee becomes one of our creditors, the indenture and the Trust Indenture Act of 1939 may limit the right of the trustee to obtain payment on or realize on security for its claims. If the trustee develops any conflicting interest with the holders of notes or us, it must eliminate the conflict or resign.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, U.S. expatriates, and persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

Classification of the Notes

We will treat the notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments (“CPDIs”) for U.S. federal income tax purposes. Pursuant to the terms of the indenture, we and each holder of the notes must treat the notes in such a manner for U.S. federal income tax purposes, and each holder is bound by our application of those regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes for U.S. federal income tax purposes and the related projected payment schedule, as described below. The remainder of this discussion assumes that the notes will be treated in accordance with the indenture and our determinations. However, the proper U.S. federal income tax treatment of a holder of a note is uncertain in various respects, and no assurance can be given that the IRS will not assert that the notes should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in notes. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, or should have recognized capital gain or loss upon a taxable disposition of the notes.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. holder if it (1) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. holder” is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder.

Taxation of Interest

Under the rules governing CPDIs, a U.S. holder generally will be required to accrue interest income on the notes, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will be required to include interest in taxable income in each year in excess of the accruals on the notes and in excess of any interest payments actually received in that year.

The CPDI regulations provide that a U.S. holder must accrue as original issue discount for U.S. federal income tax purposes an amount of ordinary interest income for each accrual period prior to and including the maturity date of the notes that equals:

(1) the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

(2) divided by the number of days in the accrual period; and

(3) multiplied by the number of days during the accrual period that the U.S. holder held the notes.

The issue price of a note is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The adjusted issue price of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any payments previously made with respect to the notes.

Under the rules governing CPDIs, we are required to establish the “comparable yield” of the notes, which we have determined to be 9.10%. This is the annual yield we believe we would pay, as of the initial issue date of the notes, on a fixed-rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. The precise manner of determining the comparable yield is not entirely clear. There can be no assurance that the IRS will not challenge our determination of the comparable yield or that such challenge will not be successful. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater than or less than the comparable yield determined by us.

We also are required to provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. The projected payment schedule for the notes includes estimates for payments of interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: American

Medical Systems Holdings, Inc., 10700 Bren Road West, Minnetonka, Minnesota 55343, Attention: Treasurer.

Under the indenture, each U.S. holder for U.S. federal income tax purposes is required to use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the notes.

THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY OTHER PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER’S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE WITH RESPECT TO THE NOTES.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Notes

If a U.S. holder of notes receives during any taxable year actual payments with respect to its notes that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess. The U.S. holder will treat a “net positive adjustment” as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion of the notes) received in that year.

If a U.S. holder receives in a taxable year actual payments with respect to the notes that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This net negative adjustment will (i) reduce the U.S. holder’s interest income on the notes for that taxable year, and (ii) to the extent of any excess after the application of clause (i), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in clauses (i) and (ii) above will be carried forward to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion, redemption or other disposition of the notes. A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Special rules will apply if the amount of a contingent payment on a note becomes fixed more than six months prior to the due date of the payment. Generally, in this case you would be required to make adjustments to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payment. Your tax basis in the note would also be affected. You are urged to consult your tax advisor concerning the application of these special rules.

Purchases of Notes at a Price other than the Adjusted Issue Price

If a U.S. holder purchases a note in the secondary market for an amount that differs from the adjusted issue price of the note at the time of purchase, the U.S. holder will be required to accrue interest income on the Note in accordance with the comparable yield even if market conditions have changed since the date of issuance. A U.S. holder must reasonably determine whether the difference between the purchase price for a note and the adjusted issue price of a note is attributable to a change in interest rates since the note was issued, a change in expectation as to the contingent amounts potentially payable in respect of the note, or both, and reasonably allocate the difference accordingly to daily portions of interest or projected payments over the remaining term of the note. If the price paid by the U.S. holder is less than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. If the price paid by the U.S. holder is greater than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. Any negative or positive adjustment of the kind described above will decrease or increase, respectively, the tax basis in the note. U.S. holders should consult their own tax advisors concerning the operation of these rules and the allocation of the premium or discount.

Sale, Exchange, Conversion, Redemption or Other Disposition of Notes

Generally, the sale, exchange, conversion, redemption or other disposition of a note will result in taxable gain or loss to a U.S. holder. Note that, as described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a note as a contingent payment under the CPDI regulations. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to the U.S. holder. The amount of gain or loss on a taxable sale, exchange, conversion, redemption or other disposition will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note should generally be equal to the U.S. holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. holder under the CPDI regulations (determined without regard to any adjustments to interest accruals described above under “— Adjustments to Interest Accruals on the Notes”), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously scheduled to have been made on the notes to the U.S. holder (without regard to the actual payments). The amount of any gain will be reduced by any net negative adjustment carried forward, as described under “— Adjustments to Interest Accruals on the Notes.” Gain recognized upon a sale, exchange, conversion, redemption or other disposition of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of the excess of interest on the notes included in income for the year of sale or any prior period over the total net negative adjustments previously taken into account as ordinary loss and thereafter, capital loss (which will be long-term if the note is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations. All holders should consult their tax advisors regarding the treatment of capital gains and losses.

A U.S. holder’s tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of conversion, not on the date of acquisition of the notes.

In the event that we undergo a business combination as described under “Description of Notes — Conversion by Holders — Conversion Rate Adjustments,” the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are actually converted in connection with the relevant business combination constituting a designated event. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding notes for newly issued notes, which may be a taxable event for U.S. federal income tax purposes. U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Distributions

If, after a U.S. holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it generally would be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders currently are taxed at a maximum rate of 15% (effective for tax years through 2010), provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a designated event, as described under “Description of Notes — Make Whole Premium Upon Designated Event” above, also may be treated as a taxable stock distribution. Not all changes in the conversion rate that result in noteholders’ receiving more common stock on conversion, however, increase the noteholders’ proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current and accumulated earnings and profits (with the recipient’s tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its note or common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate or the dividends received deduction described in the previous paragraph as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale or Exchange of Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale or exchange of common stock. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20%).

Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient stock ownership; or

•	is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder) (see the discussion under “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “— Non-U.S. Holders — Taxation of Interest” above), unless:

•	the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business”;

•	the non-U.S. holder was a citizen or resident of the United States and is subject to certain special rules that apply to expatriates;

•	subject to certain exceptions, the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes by a non-U.S. holder if we currently are, or were at any time within five years (or, if shorter, the non-U.S. holder’s holding period for the notes disposed of) before the transaction, a “U.S. real property holding corporation” (or USRPHC). In very general terms, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Dividends paid to a non-U.S. holder on common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion (as described under “— U.S. Holders — Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any taxable constructive stock dividends received by a non-U.S. holder may be withheld from interest on the notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the non-U.S. holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder should demonstrate its entitlement to treaty benefits by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business are discussed below under “— Non-U.S. Holders — Income or Gains Effectively Connected with a U.S. Trade or Business.”

Sale of Common Stock

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gains realized on the sale or exchange of common stock, unless the exceptions described under “— Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes” above apply.

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payers to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%.

Payments of interest or dividends to U.S. holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and may be subject to backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “— Non-U.S. Holders — Taxation of Interest” and “— Non-U.S. Holders — Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to Non-U.S. holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to Non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

DESCRIPTION OF PROPOSED SENIOR SECURED CREDIT FACILITY

Our primary operating subsidiary, American Medical Systems, Inc., or AMS, has received financing commitments to fund the purchase of shares of Laserscope in the form of up to $650 million of senior secured financing from CIT Healthcare LLC, which we refer to as the Proposed Credit Facility, and up to $180 million of senior subordinated unsecured financing from Piper Jaffray & Co. and Deephaven Capital Management, LLC, which we refer to as the Bridge Facility. The proceeds of the notes described herein would eliminate the need for the Bridge Facility and reduce the amount required to be borrowed under the Proposed Credit Facility.

The debt to be issued under the Proposed Credit Facility will be rated and have a maturity of six years. Interest rates on the senior secured debt will be set an applicable margin over LIBOR based upon public ratings to be received from Moody’s and Standard & Poor’s, and upon market conditions. All obligations under the Proposed Credit Facility will be will be secured by substantially all of our assets and those of our existing and future subsidiaries, and be unconditionally guaranteed by us and substantially all of our existing and future domestic subsidiaries, other than AMS. The senior secured debt under the Proposed Credit Facility will be subject to mandatory prepayments based upon excess cash flow, all net proceeds of asset sales, all net proceeds of debt or preferred stock issuances, and 50% of net proceeds of any other equity issuances. Voluntary prepayments will be permitted at any time without premium or penalty, but subject to applicable breakage fees and to minimum amounts to be agreed upon. Funding of the Proposed Credit Facility is subject to the following material conditions:

•	CIT’s approval of the amount and other material terms of the Bridge Facility;

•	Consummation of the offer to acquire the Laserscope shares;

•	No material adverse effect shall have occurred since March 31, 2006 with respect to us, and certain of our subsidiaries, including Laserscope, taken as a whole; and

•	The negotiation, execution and delivery of definitive loan documentation and other customary deliverables.

The Bridge Facility commitment provides that, if funded, the Bridge Facility will have a maturity of seven years. Interest on the senior subordinated debt will be set at the greater of a rate established in the commitment letter or a spread on the three-month LIBOR on the date of the execution and delivery of the commitment letter, in each case plus a spread that will increase on a periodic basis if the debt is not repaid, and which will be subject to additional increases if the notes evidencing the senior subordinated debt remain unrated by Moody’s and Standard & Poor’s or an exchange offer for the registered notes is not consummated. AMS will be required to prepay the notes under the Bridge Facility from the net proceeds from its incurrence of any debt or the issuance of any equity or any asset sales, subject to exceptions to be agreed upon, and must offer to purchase these notes upon a “change of control.” AMS may, at its option, redeem some or all of the Bridge Facility notes not more than once every 30 days and subject to minimum redemption amounts. The senior subordinated debt under the Bridge Facility is subordinated to the senior secured debt discussed above. All obligations under the senior subordinated debt will be guaranteed by existing and future domestic subsidiaries of AMS. Under the senior subordinated commitment, funding of the senior subordinated debt is subject to the following material conditions:

•	No pending or overtly threatened litigation or other proceedings (private or governmental) with respect to the proposed acquisition of Laserscope shares that is reasonably likely to result in a material adverse effect;

•	The absence of any change since March 31, 2006 that results in a material adverse effect;

•	Consummation of the offer to acquire the Laserscope shares in accordance with the terms of the acquisition documents without waiver or amendment unless consented to by each of the requisite lenders;

•	Prior to or concurrently with the initial funding of the Bridge Facility the documentation for the Proposed Credit Facility shall have been executed and delivered, and AMS shall have received the proceeds from borrowings under the Proposed Credit Facility; and

•	A minimum EBITDA and maximum leverage ratio.

DESCRIPTION OF COMMON STOCK

General

The following summary of the terms of our common stock, including our Second Amended and Restated Certificate of Incorporation and By-Laws, may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our Second Amended and Restated Certificate of Incorporation and By-Laws and relevant provisions of Delaware law. You should refer to, and read this summary together with, our Certificate of Incorporation and By-Laws to review all of the terms of our common stock that may be important to you.

Under our Second Amended and Restated Certificate of Incorporation, we are authorized to issue a total of 200,000,000 shares of common stock, par value $.01 per share. As of March 2, 2006, we had 69,693,254 issued and outstanding shares of our common stock held by approximately 126 stockholders of record. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is quoted on the Nasdaq National Market under the symbol “AMMD.”

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of such shares exclusively possess all voting power, except as provided by law or in any resolution adopted by our Board of Directors with respect to any series of preferred stock. Our Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors. In addition, the holders of shares of our common stock are entitled to participate equally in dividends when our Board of Directors declares dividends on our common stock out of legally available funds. In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities, except as provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock. No shares of our common stock have any preemptive, redemption or conversion rights, or the benefits of any sinking fund.

Certain Anti-Takeover Matters

Our Second Amended and Restated Certificate of Incorporation and By-Laws and Delaware law include a number of provisions that we believe may have the effect of encouraging persons considering unsolicited tender offers or other takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. The following is a summary description of these provisions, and we refer you to our Second Amended and Restated Certificate of Incorporation and By-Laws and Delaware law for more information since their terms affect a holder’s rights as a stockholder. The anti-takeover provisions include:

Classification of the Board

Our Board of Directors is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. Our Board of Directors currently consists of six members. Each class of directors serves a three-year term. At each annual meeting of our stockholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms.

The classification of our Board of Directors could have the effect of making it more difficult for stockholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our Board of Directors. Two stockholder meetings, instead of one, generally will be required to effect a change in the control of our Board of Directors. Our Board of Directors believes that the longer time required to elect a majority of a classified board will help to ensure the continuity and stability of our management and policies since a majority of the directors at any given time will have had prior experience as our directors.

Removal of Directors

Our Second Amended and Restated Certificate of Incorporation provides that our directors may be removed only for cause and upon the affirmative vote of the holders of a majority of our outstanding shares.

Business Combinations with Interested Stockholders

The Delaware legislature has enacted legislation which generally prohibits a corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years from the date such person becomes an interested stockholder, unless the interested stockholder:

•	prior to becoming an interested stockholder, obtained the approval of our Board of Directors for either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	becomes the beneficial owner of at least 85% of our outstanding voting stock in the same transaction in which the stockholder became an interested stockholder, excluding for purposes of determining the number of shares outstanding those shares owned by officers, directors and certain employee stock plans; or

•	subsequent to the acquisition of 15% or more of our outstanding voting stock, obtains approval of the business combination by our Board of Directors and the holders of two-thirds of our outstanding shares, other than those shares held by the interested stockholder.

The term “business combination” refers to a merger, consolidation or other specified corporate transaction. The term “interested stockholder” refers to a 15% stockholder or an affiliate which was a 15% stockholder at any time within the preceding three years.

Special Meetings

Our By-Laws provide that only our Board of Directors, our President or our President, at the request of the holders of a majority of our outstanding shares, may call a special meeting.

UNDERWRITING

The underwriters named below have agreed to buy, subject to the terms of the purchase agreement, the principal amount of notes listed opposite their names below. Piper Jaffray & Co., Thomas Weisel Partners LLC and KeyBanc Capital Markets, a division of McDonald Investments Inc. are acting as representatives of the underwriters. The underwriters are committed to purchase and pay for all of the notes if any are purchased, other than the notes covered by the option described below unless and until this option is exercised.

Principal
Underwriters	Amount

Piper Jaffray & Co.	$195,000,000
Thomas Weisel Partners LLC	$113,750,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	$16,250,000

Total	$325,000,000

The underwriters have advised us that they propose to offer the notes to the public at a price of $1,000 per note. The underwriters propose to offer the notes to certain dealers at the same price less a concession of not more than 1.8% of the principal amount of the note. The underwriters may allow, and the dealers may reallow, concession of not more than 0.6% of the principal amount of the note on sales to certain other brokers and dealers. After the offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional $48,750,000 aggregate principal amount of notes from us at the same price to the public, and with the same underwriting discount, as the notes set forth in the table above. The underwriters may exercise this option any time during the 13-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional notes as it was obligated to purchase under the purchase agreement.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No Exercise	Full Exercise

Per note	$30	$30
Total	$9,750,000	$11,212,500

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Certain of our directors and executive officers are subject to lock-up agreements that prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to such common stock, option or warrant for a period of at least 90 days following the date of this prospectus without the prior written consent of Piper Jaffray & Co. In addition, we are subject to a lock-up agreement that prohibits us from offering for sale, selling, contracting to sell, granting any option for the sale of, pledging, transferring, establishing an open put equivalent position or otherwise disposing of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to such common stock, option or warrant for a period of at least 90 days following the date of this prospectus without the prior written consent of Piper Jaffray & Co. The lock-up provisions do not prevent us from selling shares to the underwriters pursuant to the purchase agreement, granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Piper Jaffray & Co. waives the extension in writing.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. Our shares of common stock are listed on the Nasdaq National Market under the symbol “AMMD.”

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our notes and our common stock during and after the offering. Specifically, the underwriters may engage in transactions, including an over-allotment, that create a short position in the notes for their own account by selling more notes than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing notes in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of our notes by bidding for or purchasing notes in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if notes previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our notes at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of our notes to the extent that it discourages resales of our notes or our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. We cannot assure you that the underwriters will engage in these transactions. If the underwriters do engage in such transactions, they may discontinue such transactions at any time without notice.

In connection with the offering, some underwriters may also engage in passive market making transactions in our common stock on the Nasdaq National Market. Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchasers limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any,

participating in this offering, and one or more of the underwriters in this offering may distribute the prospectus supplement and accompanying prospectus electronically.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking or financial advisory services for us and our affiliates. In particular, Piper Jaffray & Co. is acting as our financial advisor in connection with the Laserscope acquisition and as the dealer manager in connection with the tender offer for Laserscope shares. In each case, Piper Jaffray & Co. will receive customary fees for its services. In addition, Key Bank acted as the lead arranger for our previous bank credit facility.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

Certain legal matters relating to the offering for the underwriters will be passed upon by each of Latham & Watkins LLP, Costa Mesa, California, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

PROSPECTUS

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

Common Stock
Senior Debt Securities
Subordinated Debt Securities
Senior Subordinated Debt Securities

Guarantees of Senior Subordinated Debt Securities by:

AMERICAN MEDICAL SYSTEMS, INC.
AMS SALES CORPORATION
AMS RESEARCH CORPORATION

American Medical Systems Holdings, Inc. may offer from time to time (i) common stock, (ii) senior debt securities, (iii) subordinated debt securities and (iv) senior subordinated debt securities. This prospectus also covers guarantees of our payment obligations under the senior subordinated debt securities, which may be given from time to time by our wholly-owned subsidiaries, American Medical Systems, Inc., AMS Sales Corporation and AMS Research Corporation, on terms to be determined at the time of the offering. The senior subordinated debt securities may be convertible into or exercisable for common stock or other securities of our company or debt or equity securities of one or more other entities.

This prospectus describes some of the general terms that may apply to these securities. We will provide the terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

Our common stock is listed on The Nasdaq National Market under the symbol “AMMD.”

Investing in our securities involves risks. Before purchasing any of our securities, you should refer to the risk factors incorporated by reference into this prospectus, described in any accompanying prospectus supplement or incorporated by reference into any accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the offering and of the securities being offered. Each supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superceded by the information in the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference into this prospectus and in the accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document.

In this prospectus, the words “Holdings,” “we,” “our,” “ours,” and “us” refer to American Medical Systems Holdings, Inc., a Delaware corporation and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires; and “AMS” refers to American Medical Systems, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and in accordance with these requirements, we file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

The address of our internet site is http://www.americanmedicalsystems.com. We make available free of charge on or through our internet site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included or incorporated herein.

INCORPORATION BY REFERENCE

As allowed by the SEC’s rules, we “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and, where applicable, supersede any information contained in, or incorporated by reference into, this prospectus. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

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We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) between the date of this prospectus and the termination of the offering of the securities described in this prospectus.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended on Form 10-K/A filed on June 19, 2006;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2006;

•	Current Reports on Form 8-K filed on February 15, 2006, March 24, 2006, March 27, 2006, April 27, 2006, May 9, 2006, June 5, 2006, June 8, 2006 and June 19, 2006 and an amendment Form 8-K/A filed on June 19, 2006;

•	The audited consolidated financial statements of Laserscope appearing in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and the reports thereon of PricewaterhouseCoopers LLP included therein;

•	The unaudited consolidated financial statements of Laserscope appearing in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	The condensed consolidating financial information of the subsidiary guarantors pursuant to Rule 3-10(f)(4) of Regulation S-X, as detailed in our Current Report on Form 8-K filed on June 19, 2006; and

•	The description of our common stock contained in our Registration Statement on Form 8-A, and any amendment or report filed with the SEC for the purpose of updating such description.

You may request a free copy of these filings by writing or telephoning us at the following address:

American Medical Systems, Inc.
10700 Bren Road West
Minnetonka, MN 55343
Attention: Corporate Secretary
(952) 930-6000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement and the documents incorporated by reference into this prospectus and any accompanying prospectus supplement contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results, wherever they occur in this prospectus and any accompanying prospectus supplement or the documents incorporated by reference into this prospectus and any accompanying prospectus supplement, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth in this prospectus and the accompanying prospectus supplement incorporated by reference into this prospectus.

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THE COMPANY

About American Medical Systems Holdings, Inc.

We develop and deliver innovative medical solutions to our target patients and physicians. Since becoming an independent company in 1998, we have worked to build a business that delivers consistent revenue and earnings growth, fueled by a robust pipeline of innovative products for significant, under-penetrated markets of patients and their physicians. We have greatly broadened our product line, building on our traditional base of products for erectile restoration and a product for men’s urinary incontinence, including products and therapies targeted at the men’s pelvic health conditions of benign prostatic hyperplasia, or BPH, and urethral stricture and the women’s pelvic health conditions of female urinary incontinence, pelvic organ prolapse, menorrhagia and fecal incontinence. We estimate these conditions affect over 280 million people in our global markets. Approximately 60 million of these men and women have conditions sufficiently severe so as to profoundly diminish their quality of life and significantly impact their relationships. Our product development and acquisition strategies have focused on expanding our product offering for surgical and office-based solutions and on adding less-invasive solutions for surgeons and their patients. Our primary physician customers include urologists, gynecologists, and urogynecologists.

Our principal executive offices are located at 10700 Bren Road West, Minnetonka, Minnesota 55343. Our telephone number is (952) 930-6000. The address of our internet site is http://www.americanmedicalsystems.com. This internet address is provided for informational purposes only and is not intended to be a hyperlink. Accordingly, no information in this internet address is included or incorporated herein.

About the Subsidiary Guarantors

AMS, AMS Sales Corporation and AMS Research Corporation (collectively, the “Subsidiary Guarantors”) are Delaware corporations that are wholly-owned subsidiaries of Holdings. The principal executive offices of all of the Subsidiary Guarantors are located at 10700 Bren Road West, Minnetonka, Minnesota 55343, and the telephone number at that address is (952) 930-6000.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, capital expenditures, investments in our subsidiaries or as additions to working capital. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information with respect to our consolidated ratios of earnings to fixed charges for the periods indicated:

	Quarter Period Ended				Fiscal Year Ended
	Apr. 1,		Apr. 2,		Dec. 31,		Jan. 1,		Jan. 3,		Dec. 28,		Dec. 19,
	2006		2005		2005		2004		2003		2002		2001

Ratio of Earnings to Fixed Charges	114.2	x	148.7	x	140.1	x	17.5	x	22.1	x	14.9	x	4.1x

For purposes of computing this ratio, “earnings” consist of income before income taxes plus fixed charges (excluding capitalized interest) and minority interests (relating to subsidiaries whose fixed charges are included in the computation), excluding equity in undistributed earnings of less-than-50%-owned-investments. “Fixed charges” include interest whether expensed or capitalized, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense that we deem to be representative of interest. As required by the rules which govern the computation of this ratio, both earnings and fixed charges are adjusted where appropriate to include the financial results for our nonconsolidated majority-owned subsidiaries.

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DESCRIPTION OF THE SECURITIES

General

We may issue from time to time, in one or more offerings the following securities:

•	senior debt securities, subordinated debt securities and senior subordinated debt securities, each of which may be convertible into or exercisable for common stock or other securities of our company or debt or equity securities of one or more other entities; and

•	shares of common stock.

We will set forth in the applicable prospectus supplement a description of the senior debt securities, subordinated debt securities, senior subordinated debt securities and common stock that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

Guarantees

The senior subordinated debt securities may be guaranteed by our wholly-owned subsidiaries, AMS, AMS Sales Corporation and AMS Research Corporation. The prospectus supplement relating to the senior subordinated debt securities of a particular series may describe the terms of any guarantees, including, among other things, the conditions under which guarantees will be added or released. Any guarantees may be joint and several obligations of the guarantors.

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Oppenheimer Wolff & Donnelly LLP, Minneapolis, MN.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Laserscope’s Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4

$325,000,000

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

3 1/4% Convertible Senior Subordinated Notes due 2036

PROSPECTUS SUPPLEMENT

Piper Jaffray

Thomas Weisel Partners LLC

KeyBanc Capital Markets

June 21, 2006